UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

1 Infinite Loop Building 4 (Town Hall) Cupertino, California 95014	February 26, 2016 9:00 a.m. Pacific Time
The Notice of Meeting, Proxy Statement and Annual Report on Form 10-K are available free of charge at investor.apple.com.

Items of Business

(a)	To elect to the Board of Directors the following eight nominees presented by the Board: James Bell, Tim Cook, Al Gore, Bob Iger, Andrea Jung, Art Levinson, Ron Sugar, and Sue Wagner;

(b)	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2016;

(c)	To vote on an advisory resolution to approve executive compensation;

(d)	To approve the amended and restated Apple Inc. 2014 Employee Stock Plan;

(e)	To vote on the shareholder proposals set forth in the proxy statement, if properly presented at the Annual Meeting; and

(f)	To transact such other business as may properly come before the Annual Meeting and any postponement(s) or adjournment(s) thereof.

Record Date

Close of business on December 28, 2015

Sincerely,

Bruce Sewell Senior Vice President, General Counsel and Secretary

Cupertino, California January 6, 2016

Your vote is important. Please exercise your shareholder right to vote.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement and our Annual Report on Form 10-K before voting. In this Proxy Statement, the terms “Apple,” “we,” and “our” refer to Apple Inc. Unless otherwise stated, all information presented in this Proxy Statement is based on Apple’s fiscal calendar.

2015 FINANCIAL HIGHLIGHTS

NET SALES $233.7B +28% vs. 2014

OPERATING INCOME $71.2B +36% vs. 2014

EARNINGS PER DILUTED SHARE $9.22 +43% vs. 2014

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EXECUTIVE COMPENSATION

For a detailed discussion of our executive compensation program, please see the “Compensation Discussion and Analysis” beginning on page 24 of this Proxy Statement.

Guiding Principles

•	Team-based approach

•	Internal equity

•	Clear performance expectations

Program Design

•	Simple and effective

•	Emphasis on long-term equity

•	Strong alignment with shareholder interests

Elements of 2015 Named Executive Officer Compensation

Base Salary	• Named executive officer base salaries remained the same in 2015

Annual Cash Incentive	• Apple’s record-breaking net sales and operating income results exceeded the maximum performance goals; as a result, each named executive officer received the maximum payout

Long-Term Equity Incentives	• Equity awards granted in 2015 contain a substantial performance component based on relative total shareholder return compared to S&P 500 companies

2015 Named Executive Officer Target Pay Mix

Tim Cook has not received an equity award since 2011

The chart above shows target dollar values for each element of our named executive officers’ 2015 compensation. Annual cash incentives for 2015 paid out at 200% of target. For more information, please see the Summary Compensation Table on page 35 of this Proxy Statement.

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APPLE VALUES

Environment

apple.com/environment

• Apple powers 100% of our U.S. operations and 87% of our global operations, including all our data centers, with renewable energy such as solar, wind and small-scale hydro

• Apple is partnering with The Conservation Fund and World Wildlife Fund to create and protect sustainably-managed forests

• Apple designed iPhone 6s, iPhone 6s Plus, iPad Pro and the new MacBook to be free of beryllium

Privacy and Security

apple.com/privacy

• Apple builds privacy and security enhancements, like strong encryption, into our products and services

• Apple actively engages with policymakers and governments to allow for more accurate and complete disclosures to consumers

• Apple publishes transparency reports about government information requests

Supplier Responsibility

apple.com/supplier-responsibility

• Apple conducted 633 supply chain audits on labor and human rights, health and safety, and environment in 2014, covering over 1.5 million workers in 19 countries

• Apple has trained more than 8 million workers on their rights since 2007

• Apple has worked with our suppliers to save an estimated 3.8 billion gallons of freshwater since launching our Clean Water Program

Inclusion and Diversity

apple.com/diversity

• Apple is committed to advancing inclusion and diversity among our workforce, customers, developers, and suppliers

• Apple’s spending with women- and minority-owned businesses exceeded $929 million in 2015

• Apple is investing in the next generation of talent through new strategic partnerships, including with the National Center for Women & IT and the Thurgood Marshall College Fund

Education

apple.com/education

• Apple’s ConnectED program is bringing our technology, experience and support to 114 underserved schools across the U.S.

• Apple collaborates with over 2,000 Apple Distinguished Educators to bring their innovative ideas to students and other educators around the world

Accessibility

apple.com/accessibility

• Apple makes accessibility features standard in our products, transforming Apple devices, like iPhone and Apple Watch, into affordable assistive devices

• Apple received the 2015 Helen Keller Achievement Award from the American Foundation for the Blind for breakthroughs in accessible technology

Learn more about Apple Values at apple.com

The information contained on apple.com is not incorporated by reference into this Proxy Statement.

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CORPORATE GOVERNANCE

During the past year, we reached out to many of our shareholders regarding corporate governance matters, including proxy access for director nominations. Based on these discussions, Apple adopted proxy access provisions that protect Apple and best serve the interests of our shareholders. For a detailed discussion of our Corporate Governance framework, please refer to “Directors, Corporate Governance, and Executive Officers” beginning on page 10 of this Proxy Statement.

Adopted Proxy Access for Director Nominations

•	Ownership threshold of 3%

•	Holding period of 3 years

•	May submit nominees consisting of up to 20% of our Board

•	Up to 20 shareholders may group together to reach 3% ownership threshold

Enhances Strong Shareholder Rights

•	Majority voting in uncontested elections

•	Shareholders may call special meetings

•	Board has no “blank check” authority to issue preferred stock

BOARD OF DIRECTORS AND COMMITTEES

	Director Since (calendar year)	Audit	Compensation	Nominating

James Bell	2015	Member	–	–
Tim Cook Chief Executive Officer	2011	–	–	–

Al Gore	2003	–	Member	Member

Bob Iger	2011	–	Member	Chair

Andrea Jung	2008	–	Chair	Member
Art Levinson Chairman of the Board	2000	Member	–	–

Ron Sugar	2010	Chair	–	–

Sue Wagner	2014	Member	–	–

ANNUAL MEETING PROPOSALS

Proposal		Recommendation of the Board
1.	Election of directors	FOR each of the nominees
2.	Ratification of auditors	FOR
3.	Advisory vote to approve executive compensation	FOR
4.	Approval of the amended and restated Apple Inc. 2014 Employee Stock Plan	FOR
5.	Shareholder proposal entitled “Net-Zero Greenhouse Gas Emissions by 2030”	AGAINST
6.	Shareholder proposal regarding diversity among our senior management and board of directors	AGAINST
7.	Shareholder proposal entitled “Human Rights Review - High Risk Regions”	AGAINST
8.	Shareholder proposal entitled “Shareholder Proxy Access”	AGAINST

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Apple Inc. | 2016 Proxy Statement

Apple Inc. | 2016 Proxy Statement

GENERAL INFORMATION

Why am I receiving these materials?

Apple has prepared these materials for our 2016 annual meeting of shareholders (the “Annual Meeting”) to be held on Friday, February 26, 2016 at 9:00 a.m. Pacific Time. Apple is soliciting proxies for use at the Annual Meeting, including any postponements or adjournments.

The Annual Meeting will be held in Building 4 (Town Hall) of Apple’s principal executive offices located at 1 Infinite Loop, Cupertino, California, 95014. You are invited to attend the Annual Meeting and requested to vote on the proposals described in this proxy statement (the “Proxy Statement”).

These materials were first sent or made available to shareholders on January 6, 2016.

What is included in these proxy materials?

•	The Notice of 2016 Annual Meeting of Shareholders

•	This Proxy Statement for the Annual Meeting

•	Apple’s Annual Report on Form 10-K for the year ended September 26, 2015, as filed with the Securities and Exchange Commission (the “SEC”) on October 28, 2015 (the “Annual Report”)

If you requested printed versions by mail, these proxy materials also include the proxy card or voting instruction form for the Annual Meeting.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with SEC rules, Apple uses the Internet as the primary means of furnishing proxy materials to shareholders. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders with instructions on how to access the proxy materials over the Internet or request a printed copy of the materials, and for voting over the Internet.

Shareholders may follow the instructions in the Notice to elect to receive future proxy materials in print by mail or electronically by email. We encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings, and reduce the cost to Apple associated with the printing and mailing of materials.

Apple’s proxy materials are also available at investor.apple.com. This website address is included for reference only. The information contained on Apple’s website is not incorporated by reference into this Proxy Statement.

What items will be voted on at the Annual Meeting?

There are eight items that shareholders may vote on at the Annual Meeting:

•	The election to Apple’s Board of Directors (the “Board”) of the eight nominees named in this Proxy Statement (Proposal No. 1);

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•	Ratification of the appointment of Ernst & Young LLP as Apple’s independent registered public accounting firm for 2016 (Proposal No. 2);

•	An advisory resolution to approve executive compensation (Proposal No. 3);

•	Approval of the amended and restated Apple Inc. 2014 Employee Stock Plan (Proposal No. 4);

•	A shareholder proposal entitled “Net-Zero Greenhouse Gas Emissions by 2030” (Proposal No. 5);

•	A shareholder proposal regarding diversity among our senior management and Board of Directors (Proposal No. 6);

•	A shareholder proposal entitled “Human Rights Review – High Risk Regions” (Proposal No. 7); and

•	A shareholder proposal entitled “Shareholder Proxy Access” (Proposal No. 8).

Will any other business be conducted at the meeting?

Other than the proposals referred to in this Proxy Statement, Apple knows of no other matters to be submitted to the shareholders at the Annual Meeting. If any other matters properly come before the shareholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote upon such matters in accordance with their best judgment.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•   “FOR” election of each of the nominees named in this Proxy Statement to the Board (Proposal No. 1);

•   “FOR” ratification of the appointment of Ernst & Young LLP as Apple’s independent registered public accounting firm for 2016 (Proposal No. 2);

•   “FOR” approval of the advisory resolution to approve Apple’s executive compensation (Proposal No. 3);

•   “FOR” approval of the amended and restated Apple Inc. 2014 Employee Stock Plan (Proposal No. 4); and

•   “AGAINST” each of the proposals submitted by shareholders (Proposals No. 5 through No. 8).

Who may vote at the Annual Meeting?

Each share of Apple’s common stock has one vote on each matter. Only shareholders of record as of the close of business on December 28, 2015 (the “Record Date”) are entitled to receive notice of, to attend, and to vote at the Annual Meeting. As of the Record Date, there were 5,544,487,000 shares of Apple’s common stock issued and outstanding, held by 26,000 holders of record. In addition to shareholders of record of Apple’s common stock, beneficial owners of shares held in street name as of the Record Date can vote using the methods described below.

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What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

Shareholder of Record. If your shares are registered directly in your name with Apple’s transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are the shareholder of record with respect to those shares, and the Notice was sent directly to you by Apple.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the “beneficial owner” of shares held in “street name,” and a Notice was forwarded to you by that organization. As a beneficial owner, you have the right to instruct your broker, bank, trustee, or nominee how to vote your shares.

If I am a shareholder of record of Apple’s shares, how do I vote?

If you are a shareholder of record, there are four ways to vote:

•

In person. You may vote in person at the Annual Meeting by requesting a ballot from an usher when you arrive. You must bring valid photo identification such as a driver’s license or passport and may be requested to provide proof of stock ownership as of the Record Date.

•	Via the Internet. You may vote by proxy via the Internet by visiting www.investorvote.com/AAPL and following the instructions provided in the Notice.

•	By Telephone. If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by calling the toll free number found on the proxy card.

•	By Mail. If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out the proxy card and returning it in the envelope provided.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name, there are four ways to vote:

•

In person. If you are a beneficial owner of shares held in street name and wish to vote in person at the Annual Meeting, you must obtain a “legal proxy” from the organization that holds your shares. A legal proxy is a written document that authorizes you to vote your shares held in street name at the Annual Meeting. Please contact the organization that holds your shares for instructions regarding obtaining a legal proxy.

You must bring a copy of the legal proxy to the Annual Meeting and ask for a ballot from an usher when you arrive. You must also bring valid photo identification such as a driver’s license or passport. In order for your vote to be counted, you must hand both the copy of the legal proxy and your completed ballot to an usher to be provided to the inspector of election.

•

Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in your Notice. The availability of Internet voting may depend on the voting process of the organization that holds your shares.

•	By Telephone. If you request printed copies of the proxy materials by mail, you will receive a voting instruction form and you may vote by proxy by calling the toll free number found on the voting

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instruction form. The availability of telephone voting may depend on the voting process of the organization that holds your shares.

•

By Mail. If you request printed copies of the proxy materials by mail, you will receive a voting instruction form and you may vote by proxy by filling out the voting instruction form and returning it in the envelope provided.

What is the quorum requirement for the Annual Meeting?

A majority of the shares entitled to vote at the Annual Meeting must be present at the Annual Meeting in person or by proxy for the transaction of business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum if you:

•	Are entitled to vote and you are present in person at the Annual Meeting; or

•	Have properly voted by proxy on the Internet, by telephone or by submitting a proxy card or voting instruction form by mail.

If a quorum is not present, we may propose to adjourn the Annual Meeting to solicit additional proxies.

How are proxies voted?

All shares represented by valid proxies received prior to the taking of the vote at the Annual Meeting will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions.

What happens if I do not give specific voting instructions?

Shareholders of Record. If you are a shareholder of record and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or

•	Sign and return a proxy card without giving specific voting instructions,

then the persons named as proxy holders, Luca Maestri and Bruce Sewell, will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares may generally vote your shares in their discretion on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

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Which proposals are considered “routine” or “non-routine”?

The ratification of the appointment of Ernst & Young LLP as Apple’s independent registered public accounting firm for 2016 (Proposal No. 2) is considered a routine matter under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected in connection with Proposal No. 2.

Each of the other proposals, including the election of directors (Proposal No. 1), the advisory resolution approving Apple’s executive compensation (Proposal No. 3), the proposal to approve the amended and restated Apple Inc. 2014 Employee Stock Plan (Proposal No. 4), and each of the shareholder proposals (Proposals No. 5 through No. 8), are considered non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with Proposal No. 1 and Proposals No. 3 through No. 8.

What is the voting requirement to approve each of the proposals?

With respect to the election of directors (Proposal No. 1), Apple’s bylaws provide that in an uncontested election of directors the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute a quorum is required to elect a director.

An “uncontested election of directors” means an election of directors in which, at the expiration of the later of the time fixed for nomination of director candidates pursuant to the advance notice and proxy access provisions in Apple’s bylaws, the number of candidates for election does not exceed the number of directors to be elected by the shareholders at that election. Also, under Apple’s bylaws, the term of any incumbent director who (1) does not receive the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute a quorum, and (2) has not earlier resigned, will end on the date that is the earlier of (a) 90 days after the date on which the voting results for the Annual Meeting are determined by the inspector of election, or (b) the date on which the Board selects a person to fill the office held by that director in accordance with Apple’s bylaws.

Approval of Proposals No. 2 through No. 8 requires, in each case, the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute a quorum.

How are broker non-votes and abstentions treated?

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes received in connection with each proposal. Broker non-votes and abstentions will have no effect on determining whether the affirmative vote constitutes a majority of the shares present or represented by proxy and voting at the Annual Meeting. However, in each case, the affirmative vote of a majority of the shares necessary to constitute a quorum is also required for approval, and therefore broker non-votes and abstentions could prevent the election of a director or the approval of a proposal because they do not count as affirmative votes.

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In order to minimize the number of broker non-votes, Apple encourages you to provide voting instructions on each proposal to the organization that holds your shares by carefully following the instructions provided in the Notice and the voting instruction form.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the taking of the vote at the Annual Meeting. Prior to the applicable cutoff time, you may change your vote using the Internet or telephone methods described above, in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted. You may also revoke your proxy and change your vote by signing and returning a new proxy card or voting instruction form dated as of a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you properly vote at the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation to Apple’s Secretary at 1 Infinite Loop, MS: 301-4GC, Cupertino, California 95014, prior to the Annual Meeting.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Apple or to third parties, except:

•	To allow for the tabulation and certification of votes;

•	To facilitate a successful proxy solicitation; and

•	As necessary to meet applicable legal requirements or to assert or defend claims for or against Apple.

If you write comments on your proxy card or ballot, the proxy card or ballot may be forwarded to Apple’s management and the Board to review your comments.

Who will serve as the inspector of election?

A representative from Computershare will serve as the inspector of election.

Where can I find the voting results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be tallied by the inspector of election after the taking of the vote at the Annual Meeting. Apple will publish the final voting results in a Current Report on Form 8-K within four business days following the Annual Meeting.

What is the deadline to propose matters for consideration at the 2017 annual meeting of shareholders?

Proposals to Be Considered for Inclusion in Apple’s Proxy Materials. A proposal that a shareholder intends to present at the 2017 annual meeting of shareholders and wishes to be considered for inclusion in

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Apple’s proxy materials must be received no later than September 8, 2016. All proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Other Proposals to Be Brought Before the 2017 Annual Meeting of Shareholders. Notice of any proposal that a shareholder intends to present at the 2017 annual meeting of shareholders, but does not intend to have included in Apple’s proxy materials, must be received no earlier than October 29, 2016, and no later than November 28, 2016. The notice must be submitted by a shareholder of record and must set forth the information required by Apple’s bylaws. If you are a beneficial owner of shares held in street name, you can contact the organization that holds your shares for information about how to register your shares directly in your name as a shareholder of record.

What is the deadline to nominate individuals for election as directors at the 2017 annual meeting of shareholders?

Director Nominations for Inclusion in Apple’s Proxy Materials (Proxy Access). We recently amended Apple’s bylaws to permit a shareholder, or group of up to 20 shareholders, owning continuously for at least three years shares of Apple stock representing an aggregate of at least 3% of our outstanding shares, to nominate and include in Apple’s proxy materials director nominees constituting up to 20% of Apple’s Board, provided that the shareholder(s) and nominee(s) satisfy the requirements in Apple’s bylaws. Notice of proxy access director nominees must be received no earlier than August 9, 2016, and no later than September 8, 2016.

Director Nominations to Be Brought Before the 2017 Annual Meeting of Shareholders. Director nominations that a shareholder intends to present at the 2017 annual meeting of shareholders, but does not intend to have included in Apple’s proxy materials, must be received no earlier than October 29, 2016 and no later than November 28, 2016. The notice must be submitted by a shareholder of record and must set forth the information required by Apple’s bylaws. If you are a beneficial owner of shares held in street name, you can contact the organization that holds your shares for information about how to register your shares directly in your name as a shareholder of record.

Where should I send proposals and director nominations for the 2017 annual meeting of shareholders?

Shareholder proposals and director nominations must be delivered to Apple’s Secretary by mail at 1 Infinite Loop, MS: 301-4GC, Cupertino, California 95014, or by email at shareholderproposal@apple.com and received by Apple’s Secretary by the dates set forth above.

I share an address with another shareholder, and we received only one paper copy of the proxy materials. How can I obtain an additional copy of the proxy materials?

Apple has adopted an SEC-approved procedure called “householding.” Under this procedure, Apple may deliver a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple shareholders who share the same address unless Apple has received contrary instructions from one or more of the shareholders. This procedure reduces the environmental impact of Apple’s annual meetings, and reduces Apple’s printing and mailing costs. Shareholders who participate in householding will continue to receive separate proxy cards. Upon written or oral request, Apple will deliver promptly a separate copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to any shareholder at a shared address to which Apple delivered a single copy of any of these documents.

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To receive, free of charge, a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report, or separate copies of any future notice, proxy statement or annual report, shareholders may write or call Apple at the following:

Apple Investor Relations

1 Infinite Loop MS: 301-4IR

Cupertino, California 95014

(408) 974-3123

If you are receiving more than one copy of the proxy materials at a single address and would like to participate in householding, please contact Apple using the mailing address and phone number above. Shareholders who hold shares in “street name” may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is Apple’s fiscal year?

Apple’s fiscal year is the 52- or 53-week period that ends on the last Saturday of September. Unless otherwise stated, all information presented in this Proxy Statement is based on Apple’s fiscal calendar.

Who is paying the costs of this proxy solicitation?

Apple is paying the costs of the solicitation of proxies. Apple has retained Georgeson Inc. to assist in the distribution of proxy materials and the solicitation of proxies from brokerage firms, banks, broker-dealers and other similar organizations representing beneficial owners of shares for the Annual Meeting. We have agreed to pay Georgeson Inc. a fee of approximately $15,000 plus out-of-pocket expenses. Georgeson Inc. may be contacted at (866) 828-4304.

Apple must also pay brokerage firms, banks, broker-dealers and other similar organizations representing beneficial owners certain fees associated with:

•	Forwarding the Notice to beneficial owners;

•	Forwarding printed proxy materials by mail to beneficial owners who specifically request them; and

•	Obtaining beneficial owners’ voting instructions.

In addition to solicitations by mail, the proxy solicitor and Apple’s directors, officers, and employees, without additional compensation, may solicit proxies on Apple’s behalf in person, by telephone, or by electronic communication.

Where are Apple’s principal executive offices located and what is Apple’s main telephone number?

Apple’s principal executive offices are located at 1 Infinite Loop, Cupertino, California 95014. Apple’s main telephone number is (408) 996-1010.

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How can I attend the Annual Meeting?

Only shareholders as of the Record Date are entitled to attend the Annual Meeting. Admission will be on a first-come, first-served basis. Admission will begin at 7:30 a.m. Pacific Time on the Annual Meeting date. Each shareholder must present valid photo identification such as a driver’s license or passport and, if asked, provide proof of stock ownership as of the Record Date. The use of mobile phones, pagers, recording or photographic equipment, tablets, or computers is not permitted at the Annual Meeting.

Even if you plan on attending the Annual Meeting in person, we encourage you to vote your shares in advance using one of the methods outlined in this Proxy Statement to ensure that your vote will be represented at the Annual Meeting.

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DIRECTORS, CORPORATE GOVERNANCE AND EXECUTIVE OFFICERS

Directors

Listed below are the eight nominees for election as a director, each of whom serves on the Board. In this section (“Directors, Corporate Governance and Executive Officers—Directors”), references to particular years refer to the calendar year.

Name	Age as of the Annual Meeting	Director Since

James Bell	67	2015

Tim Cook, Chief Executive Officer	55	2011

Al Gore	67	2003

Bob Iger	65	2011

Andrea Jung	57	2008

Art Levinson, Chairman of the Board	65	2000

Ron Sugar	67	2010

Sue Wagner	54	2014

The Board consists of a diverse group of leaders in their respective fields. Most of our directors have senior leadership experience at major domestic and multinational companies. In these positions, they have gained significant and diverse management experience, including strategic and financial planning, public company financial reporting, compliance, risk management and leadership development. They also have experience serving as executive officers, or on boards of directors and board committees of other public companies, and have an understanding of corporate governance practices and trends. In addition, many of our directors have experience as directors or trustees of significant academic, research, nonprofit and philanthropic institutions, and bring unique perspectives to the Board.

The Board and its Nominating and Corporate Governance Committee (the “Nominating Committee”) believe the skills, qualities, attributes and experience of our directors provide Apple with business acumen and a diverse range of perspectives to engage each other and management to address effectively Apple’s evolving needs and represent the best interests of Apple’s shareholders.

The Nominating Committee considers candidates for director who are recommended by its members, by other Board members, by shareholders, and by management, as well as those identified by a third-party search firm retained to assist in identifying and evaluating possible candidates. In evaluating potential nominees to the Board, the Nominating Committee considers, among other things, independence, character, ability to exercise sound judgment, diversity, age, demonstrated leadership, skills, including financial literacy, and experience in the context of the needs of the Board. The Nominating Committee is committed to actively seeking out highly qualified women and individuals from minority groups to include in the pool from which Board nominees are chosen. The Nominating Committee considers candidates

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proposed by shareholders and evaluates them using the same criteria as for other candidates recommended by its members, other members of the Board, or other persons.

In addition, our bylaws provide for proxy access for director nominations by shareholders. A shareholder, or group of up to 20 shareholders, owning continuously for at least three years shares of Apple stock representing an aggregate of at least 3% of our outstanding shares, may nominate and include in Apple’s proxy materials director nominees constituting up to 20% of Apple’s Board, provided that the shareholder(s) and nominee(s) satisfy the requirements in the bylaws.

Biographical Information for Our Director Nominees

The biographies below describe the skills, qualities, attributes and experience of the nominees that led the Board and the Nominating Committee to determine that it is appropriate to nominate these directors.

James Bell is the retired Executive Vice President, Corporate President and Chief Financial Officer of The Boeing Company, an aerospace company. Mr. Bell served in this role from 2008 to February 2012, having previously served as Executive Vice President, Finance and Chief Financial Officer, from 2003 to 2008, and as Senior Vice President of Finance and Corporate Controller from 2000 to 2003. From 1992 to 2000, Mr. Bell held a series of positions with increasing responsibility at Boeing. Mr. Bell has served as a director of The Dow Chemical Company since December 2005, where he is the Chairman of the Audit Committee and a member of the Governance Committee, as a director of JPMorgan Chase & Co. since November 2011, where he serves as a member of the Audit Committee, and as a director of CDW Corporation since March 2015, where he serves as a member of the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Bell also serves on the board of trustees for Rush University Medical Center. Among other qualifications, Mr. Bell brings to the Board financial and accounting expertise as a former chief financial officer of a large international public company, experience in strategic planning and leadership of complex organizations, and a global business perspective from his service on other boards.

Tim Cook has been Apple’s Chief Executive Officer since August 2011 and was previously Apple’s Chief Operating Officer since October 2005. Mr. Cook joined Apple in March 1998 and served as Executive Vice President, Worldwide Sales and Operations from 2002 to 2005. In 2004, his responsibilities were expanded to include Macintosh hardware engineering. From 2000 to 2002, Mr. Cook served as Senior Vice President, Worldwide Operations, Sales, Service and Support. From 1998 to 2000, Mr. Cook served as Senior Vice President, Worldwide Operations. Mr. Cook has served as a director of NIKE, Inc. since November 2005, where he serves as the Chair of the Compensation Committee and as a member of the Nominating and Corporate Governance Committee. Mr. Cook has served as a director of The National Football Foundation & College Hall of Fame, Inc. since February 2010, on the advisory board of Tsinghua University School of Economics and Management since October 2013, and on the board of trustees of Duke University since July 2015. Among other qualifications, Mr. Cook brings to the Board extensive executive leadership experience in the technology industry, including the management of worldwide operations, sales, service and support.

Al Gore has served as Chairman of Generation Investment Management, an investment management firm, since 2004, and as a partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since 2007. Mr. Gore is also Chairman of The Climate Reality Project. Mr. Gore was elected to the U.S. House of Representatives four times, to the U.S. Senate two times, and served two terms as Vice President of the United States. Among other qualifications, Mr. Gore brings to the Board executive leadership experience, a valuable and different perspective due to his extensive background in digital communication and

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technology policy, politics, and environmental rights, along with experience in asset management and venture capital.

Bob Iger has served as Chairman and Chief Executive Officer of The Walt Disney Company, a diversified media company, since March 2012. Prior to that time, he served as President and Chief Executive Officer of Disney since October 2005, having previously served as President and Chief Operating Officer since January 2000 and as President of Walt Disney International and Chairman of the ABC Group from 1999 to 2000. From 1974 to 1998, Mr. Iger held a series of positions with increasing responsibility at ABC, Inc. and its predecessor Capital Cities/ABC, Inc. Mr. Iger has served as a director of Disney since January 2000. Mr. Iger is a member of the board of directors of the National September 11 Memorial & Museum, the Lincoln Center for the Performing Arts, the U.S.-China Business Council, the Partnership for a New American Economy, and the Academy of Arts & Sciences. Mr. Iger has also served on the President’s Export Council since June 2010. Among other qualifications, Mr. Iger brings to the Board executive leadership experience, including his service as a chief executive officer of a large international public company, along with extensive financial expertise and experience in international business and brand marketing.

Andrea Jung has served as the President and Chief Executive Officer of Grameen America LLC, a nonprofit microfinance organization, since April 2014, where she also serves on the board of directors. Ms. Jung previously served as Executive Chairman of Avon Products, Inc. from April 2012 to December 2012, and as Chairman of the Board of Directors and Chief Executive Officer of Avon from September 2001 to April 2012. Prior to that, Ms. Jung served as Chief Executive Officer of Avon since November 1999 and served as a member of the board of directors of Avon since January 1998. Ms. Jung has served as a member of the Supervisory Board of Daimler AG since April 2013 and has also been a director of General Electric Company since 1998, where she serves on the Management Development and Compensation Committee, the Governance and Public Affairs Committee, and the Science and Technology Committee. Among other qualifications, Ms. Jung brings to the Board executive leadership experience, including her service as a chief executive officer of a large international public company, along with extensive brand marketing and consumer products experience.

Art Levinson has served as the Chief Executive Officer of Calico, a research and development company, since September 2013. Previously, Dr. Levinson served as the Chairman of Genentech, Inc. from September 1999 to September 2014 and as a director and member of the Remuneration Committee of F. Hoffman-La Roche Ltd. from March 2010 to September 2014. Dr. Levinson also served as Chief Executive Officer of Genentech from July 1995 to April 2009, and, from May 2009 to September 2013, served as an advisor to Genentech’s Research and Early Development center and as a member of Genentech’s external advisory group, the Scientific Resource Board. Dr. Levinson previously served as a director of NGM Biopharmaceuticals, Inc. and as Chairman of the Board of Amyris, Inc. Dr. Levinson also serves on the board of directors of the Broad Institute of Harvard and MIT, on the Board of Scientific Consultants of the Memorial Sloan-Kettering Cancer Center, on the Industrial Advisory Board of the California Institute for Quantitative Biomedical Research, on the Advisory Council for the Princeton University Department of Molecular Biology, on the Advisory Council for the Lewis-Sigler Institute for Integrative Genomics, and on the Innovation Advisory Board of the United States Commerce Department. Among other qualifications, Dr. Levinson brings to the Board executive leadership experience, including his service as a chairman of a large public company, along with extensive financial expertise and brand marketing experience.

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Ron Sugar is the retired Chairman of the Board and Chief Executive Officer of Northrop Grumman Corporation, a global security company. Dr. Sugar served in this role from 2003 until 2010 and served as President and Chief Operating Officer from 2001 until 2003. He was President and Chief Operating Officer of Litton Industries, Inc. from 2000 until the company was acquired by Northrop Grumman in 2001. He was earlier Chief Financial Officer of TRW Inc. Dr. Sugar serves as the Lead Director of Chevron Corporation, where he has served on the board of directors since April 2005. Dr. Sugar has also been a director of Air Lease Corporation since April 2010, where he is the Chair of the Compensation Committee and a member of the Governance Committee, and of Amgen Inc. since July 2010, where he is the Chair of the Corporate Responsibility and Compliance Committee and a member of the Governance and Nominating Committee. Dr. Sugar also serves as a senior advisor to Ares Management, LLC, Bain & Company, Temasek Americas Advisory Panel and the G100 Network and the World 50, and as a member of the National Academy of Engineering, a trustee of the University of Southern California, a director of the Los Angeles Philharmonic Association, and a national trustee of the Boys and Girls Clubs of America. Among other qualifications, Dr. Sugar brings to the Board executive leadership experience as a chairman and chief executive officer of a large international public company, financial expertise as a former chief financial officer, understanding of advanced technology, and a global business perspective from his service on other boards.

Sue Wagner has served as a director of BlackRock, Inc., an asset management company, since October 2012, where she serves on the Risk Committee. Ms. Wagner was a co-founder of BlackRock and previously served as Vice Chairman from 2006 and as a member of BlackRock’s Global Executive Committee and Global Operating Committee until her retirement in July 2012. During her tenure at BlackRock, she also led strategy and corporate development and the alternative investments and international client businesses. Since April 2014, Ms. Wagner has also served as a director on the boards of Swiss Re Ltd. and Swiss Reinsurance Company Ltd., and from March 2015 has served on the boards of Swiss Re Corporate Solutions Ltd. and Swiss Re Life Capital Ltd. Ms. Wagner serves as the Chair of the Investment Committee and as a member of the Finance and Risk Committee and the Chairman’s and Governance Committee of each Swiss Re company. Ms. Wagner also serves on the boards of DSP BlackRock Investment Managers Pvt. Ltd., Wellesley College, and the Hackley School. Among other qualifications, Ms. Wagner brings to the Board operational experience, including her service as chief operating officer of a large international public company, along with extensive financial expertise and experience in the financial services industry.

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Corporate Governance

Role of the Board of Directors

Apple’s Board oversees the CEO and other senior management in the competent and ethical operation of Apple and assures that the long-term interests of shareholders are being served. To satisfy the Board’s duties, directors are expected to take a proactive, focused approach to their positions, and set standards to enhance Apple’s commitment to business responsibility and ethics.

Apple’s key governance documents, including our Corporate Governance Guidelines, are available at investor.apple.com/corporate-governance.cfm. The governance structure is designed to foster principled actions, effective decision-making, and appropriate monitoring of both compliance and performance. The Board met four times during 2015.

Board Leadership Structure

The Board believes its current leadership structure best serves the objectives of the Board’s oversight of management, the Board’s ability to carry out its roles and responsibilities on behalf of Apple’s shareholders, and Apple’s overall corporate governance. The Board also believes the separation of the Chairman and CEO roles allows the CEO to focus his time and energy on operating and managing Apple and leverages the Chairman’s experience and perspectives. The Board periodically reviews the leadership structure to determine whether it continues to best serve Apple and its shareholders.

Board Committees

The Board has a standing Audit and Finance Committee (the “Audit Committee”), Compensation Committee, and Nominating Committee. The Board has determined that the Chair of each committee and all committee members are independent under applicable rules of The NASDAQ Stock Market LLC (“NASDAQ”), the New York Stock Exchange LLC (“NYSE”), and the SEC for committee memberships. The members of the committees are shown in the table below.

Director	Audit Committee	Compensation Committee	Nominating Committee

James Bell	Member	—	—

Tim Cook	—	—	—

Al Gore	—	Member	Member

Bob Iger	—	Member	Chair

Andrea Jung	—	Chair	Member

Art Levinson	Member	—	—

Ron Sugar	Chair	—	—

Sue Wagner	Member	—	—

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The Audit Committee assists the Board in fulfilling its oversight and monitoring responsibility of reviewing the financial information provided to shareholders and others, appoints Apple’s independent registered public accounting firm, reviews the services performed by the independent registered public accounting firm and Apple’s internal audit department, evaluates Apple’s accounting policies and the system of internal controls established by management and the Board, reviews significant financial transactions, and oversees enterprise risk management. The Audit Committee met nine times during 2015.

The Compensation Committee reviews and approves the compensation arrangements for Apple’s executive officers, including the CEO, administers Apple’s equity compensation plans, and reviews the Board’s compensation. The Compensation Committee’s authority to grant equity awards may not be delegated to Apple’s management or others. For a description of the Compensation Committee’s processes and procedures, including the roles of Apple’s executive officers and independent compensation consultants in the Compensation Committee’s decision-making process, see the section entitled “Compensation Discussion and Analysis” below. The Compensation Committee met seven times during 2015.

The Nominating Committee assists the Board in identifying qualified individuals to become directors, makes recommendations to the Board concerning the size, structure and composition of the Board and its committees, monitors the process to assess the Board’s effectiveness and oversees corporate governance, including implementing Apple’s Corporate Governance Guidelines. The Nominating Committee met four times during 2015. The Nominating Committee has recommended to the full Board each of the nominees named in this Proxy Statement for election to the Board.

The Audit Committee, Compensation Committee and Nominating Committee operate under written charters adopted by the Board. They are available at investor.apple.com/corporate-governance.cfm.

During 2015, each member of the Board attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board held during the period for which such person has been a director, and (ii) the total number of meetings held by each committee of the Board on which such person served during the periods that such person served.

Board Oversight of Risk Management

The Board believes that evaluating the executive team’s management of the various risks confronting Apple is one of its most important areas of oversight. In carrying out this critical responsibility, the Board has designated the Audit Committee with primary responsibility for overseeing enterprise risk management. The Audit Committee is assisted by a Risk Oversight Committee consisting of key members of management, including Apple’s Chief Financial Officer and General Counsel. The Risk Oversight Committee reports regularly to the Audit Committee, which reports regularly to the Board. See the Audit Committee’s Charter at investor.apple.com/corporate-governance.cfm for more information about its risk oversight function.

In accordance with this responsibility, the Audit Committee monitors Apple’s major financial, operational, privacy, data security, business continuity, legal and regulatory, and reputational exposures, and reviews the steps management has taken to monitor and control these exposures. With respect to privacy and data security, the Audit Committee’s oversight includes, among other things, review of reports from Apple’s General Counsel, Chief Compliance Officer, and Vice President of Internal Audit, including updates on Apple’s privacy program and relevant legislative, regulatory and technical developments. As with other matters, the Audit Committee regularly discusses these topics with the full Board.

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While the Audit Committee has primary responsibility for overseeing enterprise risk management, the other Board committees also consider risk within their areas of responsibility. For example, the Nominating Committee reviews legal and regulatory compliance risks as they relate to corporate governance structure and processes, and the Compensation Committee reviews risks related to compensation matters. The committee Chairs regularly apprise the Board of significant risks and management’s response to those risks. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes and reporting to the Board and its committees on such matters.

In establishing and reviewing Apple’s executive compensation program, the Compensation Committee considers whether the program encourages unnecessary or excessive risk-taking and has concluded that it does not. Executives’ base salaries are fixed in amount and thus do not encourage risk-taking. Annual cash incentives are capped and payouts are formulaic and tied to specific company financial performance metrics. The majority of compensation provided to the executive officers is in the form of time-based and performance-based equity awards that vest over several years and help further align executives’ interests with those of Apple’s shareholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking because the ultimate value of the awards is tied to Apple’s stock price performance over several years and because awards are subject to regular vesting schedules to help ensure that a significant component of executive compensation is tied to long-term shareholder value creation.

The Compensation Committee has also reviewed Apple’s compensation programs for employees generally and has concluded these programs do not create risks that are reasonably likely to have a material adverse effect on Apple. The Compensation Committee believes that Apple’s annual cash and long-term equity awards provide an effective and appropriate mix of incentives to help ensure Apple’s performance is focused on long-term shareholder value creation and do not encourage short-term risk taking at the expense of long-term results.

Audit Committee Financial Experts

The Board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined under applicable SEC rules and also meets the additional criteria for independence of audit committee members set forth in Rule 10A-3(b)(1) under the Exchange Act.

Code of Ethics

Apple has a code of ethics, “Business Conduct: The way we do business worldwide,” that applies to all employees, including Apple’s principal executive officer, principal financial officer, and principal accounting officer, as well as to the Board. The code is available at investor.apple.com/corporate-governance.cfm. Apple intends to disclose any changes in, or waivers from, this code by posting such information on the same website or by filing a Form 8-K, in each case if such disclosure is required by rules of the SEC or NASDAQ.

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Review, Approval or Ratification of Transactions with Related Persons

The Board has adopted a written policy for approval of transactions between Apple and its directors, director nominees, executive officers, greater than five percent beneficial owners and each of their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year and the party to the transaction has or will have a direct or indirect interest. A copy of this policy is available at investor.apple.com/corporate-governance.cfm.

The policy provides that the Audit Committee reviews transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the Audit Committee takes into account, among other factors it deems appropriate:

•	The related person’s interest in the transaction;

•	The approximate dollar value of the amount involved in the transaction;

•	The approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	Whether the transaction was undertaken in the ordinary course of business of Apple;

•	Whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to Apple than terms that could have been reached with an unrelated third party;

•	The purpose of, and the potential benefits to Apple of, the transaction;

•	Required public disclosure, if any; and

•

Any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

In addition, the Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve or ratify transactions. A summary of any new transactions pre-approved or ratified by the Chair is provided to the Audit Committee for its review at its next scheduled meeting.

The Audit Committee has considered and adopted standing pre-approvals under the policy for limited transactions with related persons. Pre-approved transactions include:

•	Employment as an executive officer of Apple, if the related compensation is approved (or recommended to the Board for approval) by the Compensation Committee;

•

Any compensation paid to a director if the compensation is consistent with Apple’s director compensation policies and is required to be reported in Apple’s proxy statement under Item 402 of SEC Regulation S-K;

•

Any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer or director) or beneficial owner of less than ten percent of that company’s equity, if the aggregate amount involved does not exceed the greater of $1,000,000, or two percent of that company’s total annual revenue;

•	Any charitable contribution, grant or endowment by Apple to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive

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officer or director), if the aggregate amount involved does not exceed the greater of $1,000,000, or two percent of the charitable organization’s total annual receipts; and

•

Any transaction where the related person’s interest arises solely from the ownership of Apple’s common stock and all holders of Apple’s common stock received the same benefit on a pro-rata basis, such as dividends.

A summary of new transactions covered by the standing pre-approvals, if any, is provided to the Audit Committee for its review at each regularly scheduled Audit Committee meeting.

Transactions with Related Persons

Mr. Iger is Chairman and Chief Executive Officer of Disney. In the ordinary course of its business, Apple enters into commercial dealings with Disney that it considers arms-length, including sales arrangements and iTunes Store content licensing agreements and similar arrangements. Apple does not believe that Mr. Iger has a material direct or indirect interest in any of such commercial dealings.

The Board has determined that all Board members, other than Mr. Cook, are independent under applicable NASDAQ, NYSE, and SEC rules. In making these determinations, the Board considered the types and amounts of the commercial dealings between Apple and the companies and organizations with which the directors are affiliated.

Attendance of Directors at Annual Meetings of Shareholders

Apple expects all of its directors to attend the Annual Meeting. All of Apple’s directors who were standing for re-election attended the 2015 annual meeting of shareholders.

Compensation Committee Interlocks and Insider Participation

Mr. Drexler, Mr. Gore, Ms. Jung, and Dr. Levinson were the members of the Compensation Committee during 2015. Mr. Drexler retired from the Board in March 2015. None of the members of the Compensation Committee is or has been an executive officer of Apple, nor did they have any relationships requiring disclosure by Apple under Item 404 of SEC Regulation S-K. None of Apple’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a director of Apple or member of the Compensation Committee during 2015.

Communications with the Board

Any matter intended for the Board, or for any individual member of the Board, should be directed to Apple’s Secretary at 1 Infinite Loop, MS: 301-4GC, Cupertino, California 95014, with a request to forward the communication to the intended recipient. In general, any shareholder communication delivered to Apple for forwarding to Board members will be forwarded in accordance with the shareholder’s instructions. However, Apple reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials. Information regarding the submission of comments or complaints relating to Apple’s accounting, internal accounting controls or auditing matters is available at investor.apple.com/corporate-governance.cfm.

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Compensation of Directors

Members of the Board who are not also Apple employees (“Non-Employee Directors”) receive compensation for their service. Mr. Cook, our CEO, does not receive any compensation for his service as a member of the Board. The Board determines the form and amount of director compensation after its review of recommendations made by the Compensation Committee.

Equity-Based Awards. A substantial portion of each Non-Employee Director’s annual retainer is in the form of equity. Under Apple’s 1997 Director Stock Plan (the “Director Plan”), Non-Employee Directors are granted restricted stock units (“RSUs”) on the date of each annual meeting of shareholders (each, an “Annual Director Award”). All Annual Director Awards vest on February 1 of the following year, subject to continued service on the Board through the vesting date. For 2015, the number of RSUs subject to each Annual Director Award was determined by dividing $250,000 by the per share closing price of Apple’s common stock on the date of grant and rounding to the nearest whole share.

A Non-Employee Director who is newly appointed to the Board other than in connection with an annual meeting of shareholders will receive a grant of RSUs upon appointment (an “Initial RSU Award”), except that a Non-Employee Director who joins the Board after February 1 of a particular year and prior to the annual meeting for that year will not receive an Initial RSU Award. The number of RSUs subject to each Initial RSU Award is determined in the same manner as described above for Annual Director Awards, but the grant date value of the award is pro-rated based on the portion of the year that has passed since the last annual meeting. Initial RSU Awards are scheduled to vest on the next February 1 following the award.

Non-Employee Directors do not have the right to vote or dispose of the RSUs subject to these awards. If Apple pays an ordinary cash dividend on its common stock, each RSU award granted under the Director Plan will be credited with an amount equal to the per share cash dividend paid by Apple, multiplied by the total number of RSUs subject to the award that are outstanding immediately prior to the record date for such dividend. The amounts that are credited to each award are referred to as “dividend equivalents.” Any dividend equivalents credited to an award granted under the Director Plan will be subject to the same vesting, payment and other terms and conditions as the unvested RSUs to which the dividend equivalents relate. The crediting of dividend equivalents is meant to treat the RSU award holders consistently with shareholders.

Cash Retainers. Non-Employee Directors receive a $100,000 annual cash retainer. In 2015, the Chairman of the Board, Dr. Levinson, received an additional cash retainer of $200,000; the Chair of the Audit Committee, Dr. Sugar, received an additional cash retainer of $25,000; the Chair of the Compensation Committee, Ms. Jung, received an additional cash retainer of $20,000; and the Chair of the Nominating Committee, Mr. Iger, received an additional cash retainer of $15,000. All retainers are paid in quarterly installments.

After the end of the fiscal year, upon recommendation of the Compensation Committee after reviewing peer company market data supplied by the Compensation Committee’s independent compensation consultant, the Board increased the additional cash retainer for the Chair of each committee. Accordingly, the Board approved the following cash retainers for 2016: $35,000 for the Chair of the Audit Committee; $30,000 for the Chair of the Compensation Committee; and $25,000 for the Chair of the Nominating Committee.

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Equipment Program. Apple has adopted an equipment program for our Board of Directors under which each Non-Employee Director is eligible to receive, upon request and free of charge, one of each new product introduced by Apple, and is eligible to purchase additional equipment at a discount.

Non-Employee Directors do not receive any other compensation for serving on any committee or attending Board or committee meetings.

Stock Ownership Guidelines. Apple has adopted stock ownership guidelines for Apple’s CEO, named executive officers and Non-Employee Directors. Under the guidelines, Non-Employee Directors are expected to own shares of Apple common stock that have a value equal to five times their annual cash retainer for serving as a director. Shares may be owned directly by the individual, or owned jointly with or separately by the individual’s spouse, or held in trust for the benefit of the individual, the individual’s spouse or children. Each Non-Employee Director is required to satisfy the stock ownership guideline applicable to them by November 12, 2017, or within five years after first becoming subject to the guidelines. Other than Mr. Bell, who joined the Board in October 2015, each Non-Employee Director has already satisfied the stock ownership guidelines.

Director Compensation—2015

The following table shows information regarding the compensation earned or paid during 2015 to Non-Employee Directors who served on the Board during the year. The compensation paid to Mr. Cook is shown under “Executive Compensation” in the table entitled “Summary Compensation Table—2015, 2014, and 2013” and the related explanatory tables. Mr. Cook does not receive any compensation for his service as a member of the Board. Mr. Bell joined the Board in October 2015, after the end of the fiscal year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)

Mickey Drexler(3)	25,000	0	622	25,622

Al Gore	100,000	250,016	3,019	353,035

Bob Iger	115,000	250,016	8,843	373,859

Andrea Jung	120,000	250,016	5,306	375,322

Art Levinson	300,000	250,016	9,182	559,198

Ron Sugar	125,000	250,016	4,645	379,661

Sue Wagner	100,000	250,016	1,483	351,499

(1)

In accordance with SEC rules, the amounts shown reflect the aggregate grant date fair value of stock awards granted to Non-Employee Directors during 2015, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”). The grant date fair value for RSUs is measured based on the closing fair market value of Apple’s common stock on the date of grant. See Note 1—Summary of Significant Accounting Policies found in Part II, Item 8, “Financial Statements and Supplementary Data” in the Notes to Consolidated Financial Statements in the Annual Report.

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The following table shows the number of shares subject to outstanding and unexercised option awards and the number of shares subject to outstanding RSUs held by each of the Non-Employee Directors as of September 26, 2015.

Director	Number of Shares Subject to Outstanding Options as of 9/26/15	Number of Shares Subject to Outstanding RSUs as of 9/26/15

Al Gore	275,779	2,008

Bob Iger	0	2,008

Andrea Jung	109,590	2,008

Art Levinson	317,394	2,008

Ron Sugar	0	2,008

Sue Wagner	0	2,008

Each Non-Employee Director received an automatic grant of 2,008 RSUs on March 10, 2015, and the grant date fair value for each grant was $250,016.

(2)	The amounts shown reflect one or more products made available under Apple’s Board of Directors equipment program.

(3)	Mr. Drexler retired from the Board effective March 10, 2015.

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Executive Officers

Apple’s executive officers are listed below. Biographical information for Mr. Cook, who is both a director and an executive officer, can be found in the section entitled “Directors.” In this section (“Directors, Corporate Governance and Executive Officers—Executive Officers”), references to particular years refer to the calendar year.

Name	Position with Apple	Age as of the Annual Meeting

Angela Ahrendts	Senior Vice President, Retail and Online Stores	55

Eddy Cue	Senior Vice President, Internet Software and Services	51

Craig Federighi	Senior Vice President, Software Engineering	46

Luca Maestri	Senior Vice President, Chief Financial Officer	52

Dan Riccio	Senior Vice President, Hardware Engineering	53

Phil Schiller	Senior Vice President, Worldwide Marketing	55

Bruce Sewell	Senior Vice President, General Counsel and Secretary	57

Johny Srouji	Senior Vice President, Hardware Technologies	51

Jeff Williams	Chief Operating Officer	52

Angela Ahrendts, Senior Vice President, Retail and Online Stores, joined Apple and assumed her current position in May 2014. Prior to joining Apple, Ms. Ahrendts served as director and Chief Executive Officer of Burberry plc, a luxury fashion company, from July 2006. Ms. Ahrendts also previously served as Executive Vice President at Liz Claiborne Inc., and as President of Donna Karan International. Ms. Ahrendts is also a member of the United Kingdom’s Prime Minister’s Business Advisory Council.

Eddy Cue, Senior Vice President, Internet Software and Services, joined Apple in January 1989 and assumed his current position in September 2011. Mr. Cue’s previous positions with Apple include Vice President of Internet Services and Senior Director of iTunes Operations. Mr. Cue has also served as a director of Ferrari S.p.A., a luxury sports car company, since November 2012.

Craig Federighi, Senior Vice President, Software Engineering, rejoined Apple in April 2009 and assumed his current position in August 2012. Prior to rejoining Apple, Mr. Federighi held several roles at Ariba, Inc., an enterprise software company, including Chief Technology Officer and Vice President of Internet Services. Prior to that, Mr. Federighi worked at NeXT and at Apple upon the acquisition of NeXT. Mr. Federighi’s previous positions with Apple include Vice President of Mac OS Engineering and Director of Engineering.

Luca Maestri, Senior Vice President, Chief Financial Officer, joined Apple in March 2013 and assumed his current position in May 2014. Prior to assuming his current position, Mr. Maestri served as Apple’s Vice President and Corporate Controller. Prior to joining Apple, Mr. Maestri was Executive Vice President, Chief Financial Officer of Xerox Corporation, a business services and technology company, from February 2011

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to February 2013. Prior to that, Mr. Maestri was Chief Financial Officer at Nokia Siemens Networks from October 2008 to February 2011, and he previously had a 20-year career with General Motors Corporation, where he served as Chief Financial Officer of GM Europe and GM Brazil, and held several executive positions with General Motors Corporation in Europe and Asia Pacific. Mr. Maestri served as a director of The Principal Financial Group from February 2012 to May 2015.

Dan Riccio, Senior Vice President, Hardware Engineering, joined Apple in June 1998 and assumed his current position in August 2012. Mr. Riccio’s previous positions with Apple include Vice President of Product Design and Vice President of iPad Hardware Engineering. Prior to joining Apple, Mr. Riccio worked at Compaq Computer Corporation as Senior Manager of Mechanical Engineering.

Phil Schiller, Senior Vice President, Worldwide Marketing, rejoined Apple in April 1997 and assumed his current position in February 2002. Prior to rejoining Apple, Mr. Schiller was Vice President of Product Marketing at Macromedia, Inc. from December 1995 to March 1997 and Director of Product Marketing at FirePower Systems, Inc. from 1993 to December 1995. Prior to that, Mr. Schiller spent six years at Apple in various marketing positions.

Bruce Sewell, Senior Vice President, General Counsel and Secretary, joined Apple and assumed his current position in September 2009. Prior to joining Apple, Mr. Sewell served as Senior Vice President, General Counsel of Intel Corporation from 2005. Mr. Sewell also served as Intel’s Vice President, General Counsel from 2004 to 2005 and Vice President of Legal and Government Affairs, Deputy General Counsel from 2001 to 2004. Prior to joining Intel in 1995, Mr. Sewell was a partner in the law firm of Brown and Bain PC. Mr. Sewell has also served as a director of Vail Resorts Management Company, an operator of mountain resorts, since January 2013.

Johny Srouji, Senior Vice President, Hardware Technologies, joined Apple in 2008 and assumed his current position in December 2015. Mr. Srouji’s previous positions with Apple include Vice President, Hardware Technologies, and Vice President, VLSI (Very Large Scale Integration). Prior to joining Apple, Mr. Srouji worked in various engineering roles at IBM and Intel.

Jeff Williams, Chief Operating Officer, joined Apple in June 1998 and assumed his current position in December 2015. Mr. Williams’s previous positions with Apple include Senior Vice President, Operations, Head of Worldwide Procurement, and Vice President of Operations. Prior to joining Apple, Mr. Williams worked in a number of operations and engineering roles at IBM from 1985 to 1998.

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EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the disclosures contained in the following “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement for the Annual Meeting.

Members of the Compensation Committee*

Andrea Jung (Chair) | Al Gore | Art Levinson

Compensation Discussion and Analysis

2015 was a year of record-breaking financial results for Apple.

•	Net sales of $233.7 billion, a $50.9 billion increase (28%) over 2014

•	Operating Income of $71.2 billion, an $18.7 billion increase (36%) over 2014

•	Diluted earnings per share of $9.22, a $2.77 increase (43%) over 2014

The compensation paid to our named executive officers for 2015 appropriately reflects and rewards this performance. Our named executive officers for 2015 were:

Tim Cook	Chief Executive Officer

Luca Maestri	Senior Vice President, Chief Financial Officer

Angela Ahrendts	Senior Vice President, Retail and Online Stores

Eddy Cue	Senior Vice President, Internet Software and Services

Dan Riccio	Senior Vice President, Hardware Engineering

Bruce Sewell	Senior Vice President, General Counsel and Secretary

Mr. Riccio and Mr. Sewell had the same compensation according to SEC reporting rules, and as a result we are reporting six named executive officers for 2015.

*

In December 2015, Mr. Iger was appointed to the Compensation Committee in place of Dr. Levinson. Mr. Iger did not participate in the Compensation Committee’s review, discussion or recommendation with respect to the “Compensation Discussion and Analysis” section in this Proxy Statement.

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Guiding Principles and Compensation Practices

Our executive compensation program is designed to attract, motivate, and retain a talented, entrepreneurial, and creative team of executives who will provide leadership for Apple’s success in dynamic and competitive markets.

Internal Equity. Our executive officers are expected to operate as a team, and accordingly, we apply a team-based approach to our executive compensation program, with internal pay equity as a primary consideration. This approach is intended to promote and maintain stability within a high performing executive team, which we believe is achieved by generally awarding the same base salary, annual cash incentive, and long-term equity awards to each of our executive officers, except Mr. Cook.

Performance Expectations. We have clear performance expectations of our executive team, and the design of our executive compensation program reflects these expectations. First, each executive officer must demonstrate exceptional personal performance in order to remain part of the executive team. We believe that individuals who underperform should either be removed from the executive team with their compensation adjusted accordingly, or be dismissed from Apple. Second, each executive officer must contribute to Apple’s overall success rather than focus solely on specific objectives within his or her primary area of responsibility.

Compensation Practices. We follow sound compensation practices to support our guiding principles and align Apple’s executive compensation program with the interests of our shareholders.

What we do:

•	Emphasize long-term equity awards with a substantial performance-based component in our pay mix

•	Require named executive officers to own Apple stock through published stock ownership guidelines

•	Neutralize the impact of dilution from equity programs through a share repurchase program

•	Use clearly defined and objective performance measures in both our annual cash incentives and our performance-based RSUs that are focused on shareholder value creation

•	Prohibit short sales, transactions in derivatives of Apple securities, including hedging transactions, and pledging of shares by all executive officers

•	Apply the same vesting restrictions and performance conditions to dividend equivalents as the underlying RSUs

•	Employ our executive officers at will

What we don’t do:

•	Offer change in control payments or gross-up of related excise taxes

•	Provide executive perquisites not available to other employees generally

•	Include retirement acceleration provisions in equity awards

•	Allow re-pricing of stock options without shareholder approval

•	Provide pensions or supplemental executive retirement, health, or insurance benefits

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Discretion and Judgment of the Compensation Committee

The Compensation Committee, consisting entirely of independent directors, is responsible for Apple’s compensation and incentive plans and programs, approves all compensation for Apple’s executive officers, and acts as the administrative committee for Apple’s employee equity plans.

Each year, the Compensation Committee conducts an evaluation of Apple’s executive compensation program to determine if any changes would be appropriate. In making these determinations, the Compensation Committee may consult with its independent compensation consultant and management, as described below; however, the Compensation Committee uses its own judgment in making final decisions regarding the compensation paid to our executive officers.

The Role of the Compensation Consultant. The Compensation Committee selects and retains the services of its own independent compensation consultant and annually reviews the performance of the selected consultant. As part of the review process, the Compensation Committee considers the independence of the consultant in accordance with applicable SEC and NASDAQ rules.

Since 2014, the Compensation Committee has engaged the services of Pay Governance LLC (“Pay Governance”), an independent executive compensation consulting firm. During 2015, Pay Governance did not provide any other services to Apple and worked with Apple’s management, as directed by the Compensation Committee, only on matters for which the Compensation Committee is responsible.

At the Compensation Committee’s request, Pay Governance regularly attends Compensation Committee meetings. Pay Governance also communicates with the Chair of the Compensation Committee outside committee meetings regarding matters related to the Compensation Committee’s responsibilities. In 2015, the Compensation Committee generally sought input from Pay Governance on a range of external market factors, including evolving compensation trends, appropriate peer companies, and market survey data. Pay Governance also provided general observations about Apple’s compensation programs and management recommendations regarding the amount and form of compensation for our executive officers.

The Role of the Chief Executive Officer. At the Compensation Committee’s request, Mr. Cook provides input regarding the performance and appropriate compensation of the other executive officers. The Compensation Committee considers Mr. Cook’s evaluation of the other executive officers because of his direct knowledge of each executive officer’s performance and contributions. Mr. Cook is not present during voting or deliberations by the Compensation Committee regarding his own compensation.

The Role of Peer Companies and Benchmarking. The Compensation Committee reviews peer group composition each year. With the assistance of Pay Governance, the Compensation Committee identified a group of companies to reference as peer groups for compensation comparison purposes for 2015. A primary peer group was developed for reference consisting of U.S.-based, stand-alone, publicly traded companies in the technology, media, and internet services industries that, in the Compensation Committee’s view, compete with Apple for talent. A secondary peer group of premier companies that have iconic brands or are industry or category leaders, rely on significant R&D and innovation for growth, and require highly skilled human capital was also considered as an additional reference set for the Compensation Committee. The companies in each peer group are listed below. Unless otherwise specified, references in this Compensation Discussion and Analysis to peer companies include both the primary and the secondary peer group companies.

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The Compensation Committee selected the following companies for the primary peer group for 2015:

Amazon.com	Disney	IBM	Twenty-First Century Fox

AT&T	eBay	Microsoft	Verizon

CBS	EMC	Oracle	Viacom

Cisco Systems	Google	Qualcomm

Comcast	Hewlett-Packard	Time Warner

DIRECTV	Intel	Time Warner Cable

The threshold revenue and market capitalization requirements for a company to be considered for the primary peer group for 2015 were $15 billion and $35 billion, respectively. In addition, although each was slightly below the revenue threshold, the Compensation Committee decided to retain Viacom and CBS in the primary peer group for consistency. Based on these criteria, Apple is significantly larger than the other companies in the primary peer group, with 2015 revenue of $233.7 billion and market capitalization of $639.9 billion as of the end of 2015.

The Compensation Committee selected the following companies for the secondary peer group for 2015:

3M	Johnson & Johnson

American Express	Nike

Boeing	PepsiCo

Coca-Cola	Procter & Gamble

General Electric

The Compensation Committee reviews compensation practices and program design at peer companies to inform its decision-making process so it can set total compensation levels that it believes are commensurate with Apple’s scope and performance. The Compensation Committee, however, does not set compensation components to meet specific benchmarks as compared to peer companies, such as targeting salaries at a specific market percentile. The Compensation Committee believes that over-reliance on benchmarking can result in compensation that is unrelated to the value delivered by our executive officers because compensation benchmarking does not take into account the specific performance of the executive officers or the relative size and performance of Apple. The Compensation Committee’s executive compensation determinations are subjective and the result of the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee as well as input from, and peer group data provided by, the Compensation Committee’s independent compensation consultant.

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Consideration of Say-on-Pay Vote Results. We value the feedback provided by our shareholders and have discussions with many of our shareholders on an ongoing basis regarding various corporate governance topics, including executive compensation. In 2014, the Compensation Committee considered input from shareholders when it conducted a comprehensive review of Apple’s executive compensation program. Following this review, several significant design changes were made to align the executive compensation program more closely with market practices and place a greater emphasis on performance-based compensation. These design changes were phased in during 2014 and fully implemented for 2015.

Shareholders are provided with the opportunity to cast an annual advisory vote on executive compensation. At Apple’s 2015 annual meeting of shareholders, shareholders indicated their support for the compensation of our named executive officers, with approximately 75% of the votes cast on the say-on-pay proposal voted for the proposal. No additional changes were made to the executive compensation program for 2015 in consideration of this result.

The Compensation Committee will continue to consider the results of say-on-pay votes when making future compensation decisions for the named executive officers.

2015 Named Executive Officer Compensation

Our executive compensation program is designed to be simple and effective, while appropriately reflecting the size, scope and success of Apple’s business, as well as the responsibilities and performance of our executive officers. There are three main elements to the executive compensation program:

•	Base salary

•	Annual cash incentive

•	Long-term equity incentives

Cash Compensation Elements and Awards

Base Salary. Base salary is a customary, fixed element of compensation intended to attract and retain executives. The Compensation Committee considers market data provided by its independent compensation consultant, internal pay equity among the executive officers and Apple’s financial results and market capitalization relative to the peer companies when setting base salaries. Consistent with salary levels set during the prior fiscal year, each of our named executive officers, other than Mr. Cook, was paid a base salary of $1 million for 2015, and Mr. Cook was paid a base salary of $2 million for 2015.

Taking the factors listed in the preceding paragraph into consideration, and in recognition of Mr. Cook’s individual performance and remarkable leadership, the Compensation Committee approved a $1 million increase in Mr. Cook’s base salary to $3 million, effective as of the beginning of 2016.

Annual Cash Incentive. The Compensation Committee approves, on an annual basis, a performance-based cash incentive opportunity for our executive officers based on the achievement of annual financial performance goals. For 2015, each of our named executive officers had a threshold annual cash incentive opportunity of 100% of base salary, a target annual incentive opportunity of 200% of base salary and a maximum annual incentive opportunity of 400% of base salary.

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Net sales and operating income, as determined in accordance with generally accepted accounting principles, were chosen as the performance measures for the 2015 annual cash incentive opportunity because they reflect commonly recognized measures of overall company performance and are associated with shareholder value creation. Goals for each of the performance measures were set at threshold, target and maximum levels in the first quarter of 2015. The threshold, target and maximum net sales goals were set approximately 3%, 9% and 15% higher ($5.2 billion, $16.2 billion, and $27.2 billion, respectively) than actual net sales reported for 2014. The threshold operating income goal was set at approximately the same level as actual operating income for 2014, with the target and maximum goals set approximately 5% and 7% higher ($2.6 billion and $3.8 billion, respectively).

Payouts of the annual cash incentive are determined based on an equal weighting for the net sales and operating income measures. There is no payout for a particular performance measure unless the threshold performance goal is achieved with respect to that measure. Potential payouts are determined based on the highest performance level achieved for each performance measure for the fiscal year and are linearly interpolated for achievement between the threshold, target and maximum goals. The Compensation Committee may, in its discretion, reduce (but not increase) the actual payout of any individual’s annual cash incentive based on Apple’s performance and its subjective assessment of the named executive officer’s overall performance.

	2015 (in millions)

Performance Measure (Weighting)	Threshold Goal	Target Goal	Maximum Goal	Actual Performance

Net Sales (50%)	$188,000	$199,000	$210,000	$233,715

Operating Income (50%)	$52,500	$55,130	$56,250	$71,230

Maximum Potential Payout (% Base Salary)	100%	200%	400%	400%

As shown in the table above, our actual net sales and operating income results for 2015 significantly exceeded the maximum goals set by the Compensation Committee, resulting in the maximum potential payout of each named executive officer’s annual cash incentive at 400% of base salary. The Compensation Committee determined that no downward adjustments would be made based on Apple’s or an individual’s performance and approved the maximum payout for each named executive officer for 2015.

Long-Term Equity Elements and Awards

Our executive compensation program emphasizes long-term shareholder value creation through the exclusive use of equity awards in the form of RSUs to deliver long-term compensation incentives. The Compensation Committee has discretion to approve awards with different vesting conditions as it deems necessary to meet the objectives of our executive compensation program.

Performance-Based RSUs. The performance-based RSUs granted to our named executive officers vest according to the applicable vesting schedules described below, depending on Apple’s total shareholder return relative to the other companies in the S&P 500 for the applicable performance period (“Relative TSR”). The Compensation Committee chose Relative TSR as a straightforward and objective metric for

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Apple’s shareholders to evaluate our performance against the performance of other companies and to align with shareholders’ interests.

We measure Relative TSR for a specified period of time based on the change in each company’s stock price during that period, taking into account any dividends paid during that period, which are assumed to be reinvested in the stock. An averaging period is used to determine the beginning and ending stock price values used to calculate Relative TSR for the performance period. This mitigates the impact on the long-term Relative TSR results of one-day or short-term stock price fluctuations at the beginning or end of the performance period. The beginning stock price value is calculated using each company’s average closing stock price for the 20 consecutive trading days immediately prior to the beginning of the performance period. The ending stock price value is calculated using each company’s average closing price for the 20 consecutive trading days ending on the last day of the performance period. If the ending value is lower than the beginning value, a negative TSR results, and vice versa. The change in value from the beginning to the end of the period is divided by the beginning value. That percentage is compared to the TSR of other companies, ranked by percentile, to determine the number of performance-based RSUs that vest for each performance period.

Time-Based RSUs. Equity awards with time-based vesting align the interests of our executives with the interests of our shareholders and promote the stability and retention of a strong executive team over the longer term. Vesting schedules for time-based awards generally require continuous service over multiple years, as described below.

Mr. Cook’s Long-Term Equity Award

Mr. Cook last received an equity award when he was promoted to Chief Executive Officer in 2011 (the “2011 RSU Award”). At Mr. Cook’s request, the 2011 RSU Award was modified in 2013 to put more than $123 million of the original grant date fair value of the award at risk, based on Apple’s Relative TSR performance. The performance-based vesting schedule applied to Mr. Cook’s 2011 RSU Award requires Apple to outperform two-thirds of the comparative companies in the S&P 500 for each defined performance period in order for 100% of the performance-based RSUs allocated to that period to vest. The 2011 RSU Award only has downside risk to Mr. Cook. It does not contain an upside vesting opportunity, and there is no interpolation for results between TSR percentile levels. For example, performance at the 65th percentile results in 50% of the performance-based RSUs vesting.

Relative TSR Percentile v. S&P 500 Companies	Performance-Based RSUs Vesting

Top Third	100%

Middle Third	50%

Bottom Third	0%

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For the two-year performance period of August 25, 2013 through August 24, 2015, Apple’s Relative TSR was 76.76%, which placed Apple at the 90th percentile of the 458 companies that were included in the S&P 500 for the entire performance period. As a result, 280,000 performance-based RSUs vested on August 24, 2015. There are 4,760,000 unvested time- and performance-based RSUs remaining under the 2011 RSU Award, scheduled to vest, subject to Mr. Cook’s continued employment with Apple through the applicable vesting dates, as follows:

		Performance-Based RSUs Scheduled to Vest

		TSR Measurement Period		Payout Based on TSR vs. S&P 500 Companies

Vesting Date	Time-Based RSUs Scheduled to Vest	Start	End	Bottom Third	Middle Third	Top Third

8/24/2016	980,000	8/25/2013	8/24/2016	0	140,000	280,000

8/24/2017	280,000	8/25/2014	8/24/2017	0	140,000	280,000

8/24/2018	280,000	8/25/2015	8/24/2018	0	140,000	280,000

8/24/2019	280,000	8/25/2016	8/24/2019	0	140,000	280,000

8/24/2020	280,000	8/25/2017	8/24/2020	0	140,000	280,000

8/24/2021	980,000	8/25/2018	8/24/2021	0	140,000	280,000

Total	3,080,000			0	840,000	1,680,000

Other Named Executive Officer Long-Term Equity Awards

The Compensation Committee generally grants equity awards to our executive officers at the beginning of each fiscal year. In October 2014, the Compensation Committee awarded RSUs with a grant date value of $20 million (the “Annual RSU Awards”) to each of our named executive officers, other than Mr. Cook. The Annual RSU Awards were allocated between 60% time-based and 40% performance-based RSUs as a percentage of the grant date value reported in the Summary Compensation Table. The value and relative mix of the Annual RSU Awards was a subjective determination by the Compensation Committee based on its own business judgment after taking into consideration such factors as market compensation data provided by its independent compensation consultant, its subjective assessment of the appropriate relationship between time- and performance-based awards, historical equity grants, and, with respect to the value of the awards, financial results and market capitalization compared to peer companies.

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The Annual RSU Awards granted as performance-based RSUs have a three-year performance-period (fiscal years 2015 through 2017) and will vest on October 1, 2017, subject to continued employment through that date, with zero to 200% of the target number of shares vesting depending on Apple’s Relative TSR percentile ranking for the performance period, as follows:

Relative TSR Percentile v. S&P 500 Companies	Performance-Based RSUs Vesting as a Percentage of Target

85% or above	200%

55%	100%

25%	25%

below 25%	0%

This vesting schedule requires Relative TSR performance at the 25th percentile to vest in the threshold number of shares, Relative TSR performance at the 55th percentile to vest in the target number of shares, and Relative TSR performance that is significantly above the median at the 85th percentile in order to vest in the maximum 200% of the target number of shares. No RSUs vest if Apple’s Relative TSR performance is below the 25th percentile. In addition, if Apple’s total shareholder return for the performance period is negative, the number of RSUs that vests is capped at 100% of the target number of shares regardless of our percentile ranking. If Apple’s Relative TSR percentile ranking is at or above the 25th percentile and between the levels shown in the table above, the portion of the RSUs that vests is linearly interpolated between the two nearest vesting percentages.

The Annual RSU Awards granted as time-based RSUs vest in three equal annual installments commencing on April 1, 2017 (approximately two and one-half years following the grant date), subject to continued employment through each applicable vesting date. This schedule means that, to receive the full benefit of the time-based RSU award, the recipient must generally perform four and one-half years of continuous service following the grant date. The April vesting dates for the time-based RSUs were selected to balance the October vesting of the performance-based RSUs and provide regular vesting intervals.

Dividend Equivalents. At Mr. Cook’s request, none of his RSUs participate in dividend equivalents. Unvested RSUs granted to all other employees of Apple have dividend equivalents. Dividend equivalents entitle holders of RSUs to the same dividend value per share as holders of common stock. Dividend equivalents are subject to the same vesting and other terms and conditions as the corresponding unvested RSUs. Dividend equivalents are accumulated and paid when the underlying shares vest.

Other Benefits

Our executive officers are eligible to participate in our health and welfare programs, Employee Stock Purchase Plan, 401(k) Plan, matching gifts program, and other benefit programs on the same basis as other employees.

Security. The personal safety and security of our employees is of the utmost importance to Apple and its shareholders. Accordingly, we provide risk-based, business-related security services to our employees, including our named executive officers, as appropriate. Although not requested by Mr. Cook, given the profile of the company and his role as CEO, Apple also provides risk-based personal security services for

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him, as determined to be appropriate by our security team. The aggregate incremental cost of these services is reported in the Summary Compensation Table in accordance with SEC disclosure rules. We do not consider these security measures to be a personal benefit for Mr. Cook, but rather a reasonable and necessary expense for the benefit of Apple.

Relocation Assistance. Relocation assistance, including a gross-up for taxable relocation benefits, is provided to employees when necessary based on business needs. Ms. Ahrendts and Mr. Maestri were each provided relocation assistance to move closer to Apple’s headquarters in connection with their hiring. A portion of these relocation expenses were incurred in 2015 and are reported in the Summary Compensation Table.

Severance. We generally do not enter into severance arrangements with our executive officers. An exception to this practice was made in connection with hiring Ms. Ahrendts in recognition of the risk she assumed by leaving her prior role as chief executive officer of Burberry. Ms. Ahrendts has a limited cash severance arrangement for the first three years of her employment and equity acceleration for a portion of her outstanding equity awards, in each case, in the event of a termination by Apple other than for “Cause” or if she resigns for “Good Reason.” Details of the arrangement with Ms. Ahrendts are described under “Executive Compensation—Executive Compensation Tables” in the section entitled “Potential Payments Upon Termination or Change in Control.”

Chartered Aircraft. Apple does not own a private plane. From time to time, members of the executive team, including each of the named executive officers, may request chartered aircraft services to facilitate travel that is directly and integrally related to the performance of his or her job duties and where the use of a chartered plane will increase efficiency and/or security associated with that particular trip. Occasionally, spouses or other family members may accompany an executive on these flights. When this occurs, we require the executive to pay the greater of the incremental cost, if any, to accommodate these guests on the flight or the imputed income amount determined using the IRS Standard Industry Fare Level (SIFL) rate. Accordingly, there is no incremental cost to Apple for family accompaniment on chartered business flights.

Governance and Other Considerations

Tax Deductibility of Compensation Expense. Section 162(m) of the Internal Revenue Code places a $1 million limit on the amount of compensation a company can deduct in any one year for compensation paid to the chief executive officer and the three most highly-compensated executive officers employed by the company at the end of the year (other than the chief financial officer). However, the $1 million deduction limit generally does not apply to compensation that is performance-based and provided under a shareholder-approved plan. While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by Apple for tax purposes.

In general, the 2015 annual cash incentive opportunities for executive officers have been designed in a manner intended to be exempt from the deduction limitation of Section 162(m) because they are paid based on achievement of pre-determined performance goals established by the Compensation Committee pursuant to our shareholder-approved equity incentive plan.

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As a result of the modification of Mr. Cook’s 2011 RSU Award, we intend that the tranches of the award subject to performance criteria with measurement periods that begin after the June 21, 2013 modification be exempt from the deduction limitation of Section 162(m). In addition, the performance-based RSU awards granted to our other named executive officers in 2015 are also intended to be exempt from the deduction limitation of Section 162(m).

Base salary and RSU awards with only time-based vesting requirements, which represent a portion of the equity awards granted to our executive officers, are not exempt from Section 162(m), and therefore will not be deductible to the extent the $1 million limit of Section 162(m) is exceeded.

Despite the Compensation Committee’s efforts to structure the executive team annual cash incentives and performance-based RSUs in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given that compensation we intend to satisfy the requirements for exemption from Section 162(m) in fact will. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with Apple’s business needs.

Recoupment of RSU Awards. The named executive officers’ RSU awards are granted pursuant to the terms of our standard RSU agreements. These terms require an employee to deliver or otherwise repay to Apple any shares or other amount that may be paid in respect of an RSU award in the event the employee commits a felony, engages in a breach of confidentiality, commits an act of theft, embezzlement or fraud, or materially breaches any agreement with Apple.

Prohibition on Hedging, Pledging and Short Sales. We prohibit transactions in derivatives of Apple stock, including hedging transactions, for all directors, officers, employees, consultants and contractors of Apple. In addition, we prohibit pledging of Apple stock as collateral by directors and executive officers of Apple and prohibit short sales of Apple stock by directors and executive officers of Apple.

Stock Ownership Guidelines. Under our stock ownership guidelines, Mr. Cook is expected to own shares of Apple stock that have a value equal to ten times his base salary. Although Mr. Cook was required to satisfy the stock ownership guidelines within five years of its implementation in 2012, he already owns shares with a value significantly in excess of the guidelines. Other named executive officers are expected to own shares that have a value equal to three times their base salary by the later of February 6, 2018, or within five years after an officer first becomes subject to the guidelines. Shares may be owned directly by the individual, or owned jointly with or separately by the individual’s spouse, or held in trust for the benefit of the individual, the individual’s spouse or children.

Risk Considerations. The Compensation Committee considers, in establishing and reviewing the executive compensation program, whether the program encourages unnecessary or excessive risk-taking and has concluded that it does not. See the section entitled “Board Oversight of Risk Management” above for an additional discussion of risk considerations.

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Executive Compensation Tables

Summary Compensation Table—2015, 2014, and 2013

The following table shows information regarding compensation of each named executive officer for 2015, 2014 and 2013, except in the cases of Ms. Ahrendts and Mr. Maestri, who were not named executive officers in 2013, and Mr. Sewell, who was not a named executive officer in 2013 or 2014.

Name and Principal Position (a)	Year (b)	Salary ($)(c)	Bonus ($)(d)	Stock Awards(1) ($)(e)	Non-Equity Incentive Plan Compensation(2) ($)(f)	All Other Compen- sation ($)(g)		Total ($)(h)

Tim Cook Chief Executive Officer	2015	2,000,000	—	—	8,000,000	281,327	(3)	10,281,327
	2014	1,748,462	—	—	6,700,000	774,176		9,222,638

	2013	1,400,006	—	—	2,800,000	52,721		4,252,727

Luca Maestri Senior Vice President, Chief Financial Officer	2015	1,000,000	—	20,000,105	4,000,000	337,872	(4)	25,337,977
	2014	717,211	—	11,335,043	1,608,255	342,292		14,002,801

Angela Ahrendts Senior Vice President, Retail and Online Stores	2015	1,000,000	—	20,000,105	4,000,000	779,124	(5)	25,779,229
	2014	411,538	500,000	70,001,196	1,648,352	790,038		73,351,124

Eddy Cue Senior Vice President, Internet Software and Services	2015	1,000,000	—	20,000,105	4,000,000	52,136	(6)	25,052,241
	2014	947,596	—	20,000,900	3,437,500	59,743		24,445,739
	2013	866,061	—	—	1,750,000	31,044		2,647,105

Dan Riccio Senior Vice President, Hardware Engineering	2015	1,000,000	—	20,000,105	4,000,000	17,521	(7)	25,017,626
	2014	947,596	—	20,000,900	3,437,500	17,239		24,403,235
	2013	866,061	—	—	1,750,000	16,791		2,632,852

Bruce Sewell Senior Vice President, General Counsel and Secretary	2015	1,000,000	—	20,000,105	4,000,000	17,521	(8)	25,017,626

(1)

The grant date fair value for time-based RSUs is measured based on the closing fair market value of Apple’s common stock on the date of grant. The grant date fair value for performance-based RSUs is calculated based on a Monte-Carlo valuation of each award on the date of grant, determined under FASB ASC 718. Assuming the highest level of performance is achieved under the applicable performance conditions, the maximum possible value of the performance-based RSUs granted to each of the named executive officers in 2015 (other than Mr. Cook), using the grant date fair value, is $16,000,152. See Note 1—Summary of Significant Accounting Policies found in Part II, Item 8, “Financial Statements and Supplementary Data” in the Notes to Consolidated Financial Statements in the Annual Report, and also see footnote 1 to the table entitled “Grants of Plan-Based Awards—2015.”

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(2)

As described under “Executive Compensation—Compensation Discussion and Analysis,” the named executive officers’ annual cash incentives are based on the performance of Apple and the individual executive relative to pre-determined objectives for the year. The threshold, target, and maximum amounts for each named executive officer’s 2015 annual cash incentive opportunity are shown in the table entitled “Grants of Plan-Based Awards—2015.” In 2015, Apple exceeded the maximum performance goals for both net sales and operating income, resulting in the maximum potential payout of each named executive officer’s annual cash incentive at 400% of base salary. The Compensation Committee determined that no downward adjustments would be made based on Apple’s or an individual’s performance and approved the maximum payout for each named executive officer for 2015.

(3)

This amount represents: (i) Apple’s contributions to Mr. Cook’s account under its 401(k) plan in the amount of $15,900; (ii) term life insurance premiums paid by Apple in the amount of $2,430; (iii) vacation cash-out in the amount of $53,846; and (iv) security expenses in the amount of $209,151, which represents the incremental cost for personal security services provided to Mr. Cook as determined by allocating both direct costs and a percentage of fixed costs incurred by Apple to provide personal security services.

(4)

This amount represents: (i) Apple’s contributions to Mr. Maestri’s account under its 401(k) plan in the amount of $9,750; (ii) term life insurance premiums paid by Apple in the amount of $1,621; and (iii) relocation expenses in the amount of $148,544 and associated tax gross-up for taxable relocation amounts in the amount of $177,957.

(5)

This amount represents: (i) Apple’s contributions to Ms. Ahrendts’ account under its 401(k) plan in the amount of $7,950; (ii) term life insurance premiums paid by Apple in the amount of $1,621; and (iii) relocation expenses in the amount of $474,981 and associated tax gross-up for taxable relocation amounts in the amount of $294,572.

(6)

This amount represents: (i) Apple’s contributions to Mr. Cue’s account under its 401(k) plan in the amount of $15,900; (ii) term life insurance premiums paid by Apple in the amount of $1,621; and (iii) vacation cash-out in the amount of $34,615.

(7)	This amount represents: (i) Apple’s contributions to Mr. Riccio’s account under its 401(k) plan in the amount of $15,900; and (ii) term life insurance premiums paid by Apple in the amount of $1,621.

(8)	This amount represents: (i) Apple’s contributions to Mr. Sewell’s account under its 401(k) plan in the amount of $15,900; and (ii) term life insurance premiums paid by Apple in the amount of $1,621.

Compensation of Named Executive Officers

The table entitled “Summary Compensation Table—2015, 2014, and 2013” above quantifies the value of the different forms of compensation of each named executive officer for services rendered during 2015, 2014, and 2013. The primary elements of each named executive officer’s total compensation shown in the table are base salary, an annual cash incentive, and long-term equity awards consisting of time-based and performance-based RSUs. All other compensation is reported in Column (g) of the table entitled “Summary Compensation Table—2015, 2014, and 2013,” as further described in the footnotes to the table.

The table entitled “Summary Compensation Table—2015, 2014, and 2013” should be read in conjunction with the Compensation Discussion and Analysis and the following tables and narrative descriptions. The table entitled “Grants of Plan-Based Awards—2015” and the accompanying description provide information regarding the annual incentive opportunities awarded to named executive officers in 2015. The tables entitled “Outstanding Equity Awards at 2015 Year-End” and “Option Exercises and Stock Vested—2015” provide further information on the named executive officers’ potential realizable value and actual value realized with respect to their equity awards.

Apple Inc. | 2016 Proxy Statement | 36

Grants of Plan-Based Awards—2015

The following table shows information regarding the incentive awards granted to the named executive officers for 2015.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(i)	Grant Date Fair Value of Stock and Option Awards(1) ($)(j)
Name (a)	Award Type	Grant Date (b)	Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold (#)(f)	Target (#)(g)	Maximum (#)(h)
Tim Cook	Cash Incentive	—	2,000,000	4,000,000	8,000,000	—	—	—	—	—
Luca Maestri	Cash Incentive	—	1,000,000	2,000,000	4,000,000	—	—	—	—	—
	Time-based RSUs	10/17/2014	—	—	—	—	—	—	122,863	12,000,029
	Performance-based RSUs	10/17/2014	—	—	—	17,144	68,576	137,152	—	8,000,076
Angela Ahrendts	Cash Incentive	—	1,000,000	2,000,000	4,000,000	—	—	—	—	—
	Time-based RSUs	10/17/2014	—	—	—	—	—	—	122,863	12,000,029
	Performance-based RSUs	10/17/2014	—	—	—	17,144	68,576	137,152	—	8,000,076
Eddy Cue	Cash Incentive	—	1,000,000	2,000,000	4,000,000	—	—	—	—	—
	Time-based RSUs	10/17/2014	—	—	—	—	—	—	122,863	12,000,029
	Performance-based RSUs	10/17/2014	—	—	—	17,144	68,576	137,152	—	8,000,076
Dan Riccio	Cash Incentive	—	1,000,000	2,000,000	4,000,000	—	—	—	—	—
	Time-based RSUs	10/17/2014	—	—	—	—	—	—	122,863	12,000,029
	Performance-based RSUs	10/17/2014	—	—	—	17,144	68,576	137,152	—	8,000,076
Bruce Sewell	Cash Incentive	—	1,000,000	2,000,000	4,000,000	—	—	—	—	—
	Time-based RSUs	10/17/2014	—	—	—	—	—	—	122,863	12,000,029
	Performance-based RSUs	10/17/2014	—	—	—	17,144	68,576	137,152	—	8,000,076

(1)

The grant date fair value for time-based RSUs is measured based on the closing fair market value of Apple’s common stock on the date of grant. The grant date fair value for performance-based RSUs is calculated based on a Monte-Carlo valuation of each award on the date of grant, determined under FASB ASC 718, incorporating the following assumptions:

		Assumptions

Grant Date	Performance Period End Date	Expected Term (years)	Expected Volatility	Risk-Free Interest Rate

10/17/2014	9/30/2017	2.95	26.99%	0.77%

Apple used its historical stock prices as the basis for the volatility assumptions. The risk-free interest rates were based on U.S. Treasury rates in effect at the time of grant. The expected term was based on the time remaining in the performance period on the grant date. See Note 1—Summary of Significant Accounting Policies found in Part II, Item 8, “Financial Statements and Supplementary Data” in the Notes to Consolidated Financial Statements in the Annual Report.

Apple Inc. | 2016 Proxy Statement | 37

Description of Plan-Based Awards

Non-Equity Incentive Plan Awards. Each of the “Non-Equity Incentive Plan Awards” shown in the table entitled “Grants of Plan-Based Awards—2015” was granted under Apple’s 2014 Employee Stock Plan (the “2014 Plan”), which provides flexibility to grant cash incentive awards, as well as equity awards. The material terms of the 2015 non-equity incentive awards are described under “Executive Compensation—Compensation Discussion and Analysis” in the section entitled “Annual Cash Incentive.”

All Other Stock Awards. Each of the time-based and performance-based RSUs shown in the table entitled “Grants of Plan-Based Awards—2015” was granted under, and is subject to, the terms of the 2014 Plan. The Compensation Committee administers the 2014 Plan.

Time-Based RSUs. The time-based RSUs granted on October 17, 2014 are scheduled to vest in three annual installments commencing on April 1, 2017. Vesting is contingent on each officer’s continued employment with Apple through the applicable vesting date.

Performance-Based RSUs. The performance-based RSUs granted on October 17, 2014 are scheduled to vest on October 1, 2017, subject to each officer’s continued employment with Apple through the vesting date and satisfaction of performance conditions for the performance period beginning on September 28, 2014 and ending on September 30, 2017. As described under “Executive Compensation—Compensation Discussion and Analysis” in the section entitled “Other Named Executive Officer Long-Term Equity Awards,” in each case, between 0% and 200% of the target number of performance-based RSUs vest depending on Apple’s Relative TSR compared to the other companies in the S&P 500 over the performance period, with 100% of the target RSUs vesting if Apple’s Relative TSR is at the 55th percentile. If Apple’s total shareholder return for the performance period is negative, the number of RSUs that vest is capped at 100% of target.

Dividend Equivalents. RSUs granted under the 2014 Plan have dividend equivalents, which entitle holders of RSUs to the same dividend value per share as holders of common stock. Dividend equivalents are subject to the same vesting and other terms and conditions as the corresponding unvested RSUs. Dividend equivalents are accumulated and paid when the underlying shares vest.

Apple Inc. | 2016 Proxy Statement | 38

Outstanding Equity Awards at 2015 Year-End

The following table shows information regarding the outstanding equity awards held by each of the named executive officers as of September 26, 2015.

Name (a)	Grant Date (b)	Number of Shares or Units of Stock That Have Not Vested (#)(c)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)(d)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(e)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)(f)

Tim Cook	8/24/2011	3,080,000	(2)	353,306,800	1,680,000	(2)	192,712,800

Luca Maestri	3/4/2013	99,986	(3)	11,469,394	—		—

	10/7/2013	62,790	(4)	7,202,641	—		—

	5/29/2014	28,651	(5)	3,286,556	15,708	(5)(6)	1,801,865

	10/17/2014	122,863	(7)	14,093,615	68,576	(7)(6)	7,866,353

Angela Ahrendts	5/1/2014	91,952	(8)	10,547,814	—		—

	5/1/2014	156,221	(9)	17,920,111	80,402	(9)(6)	9,222,913

	10/17/2014	122,863	(7)	14,093,615	68,576	(7)(6)	7,866,353

Eddy Cue	11/2/2011	525,000	(10)	60,222,750	—		—

	3/3/2014	159,166	(11)	18,257,932	91,294	(11)(6)	10,472,335

	10/17/2014	122,863	(7)	14,093,615	68,576	(7)(6)	7,866,353

Dan Riccio	10/10/2011	17,500	(12)	2,007,425	—		—

	8/23/2012	175,000	(13)	20,074,250	—		—

	3/3/2014	159,166	(11)	18,257,932	91,294	(11)(6)	10,472,335

	10/17/2014	122,863	(7)	14,093,615	68,576	(7)(6)	7,866,353

Bruce Sewell	11/2/2011	525,000	(14)	60,222,750	—		—

	3/3/2014	159,166	(11)	18,257,932	91,294	(11)(6)	10,472,335

	10/17/2014	122,863	(7)	14,093,615	68,576	(7)(6)	7,866,353

(1)

The dollar amounts shown in Columns (d) and (f) are determined by multiplying (x) the number of shares or units shown in Column (c) or (e), as applicable, by (y) $114.71, the closing price of Apple’s common stock on September 25, 2015, the last trading day of Apple’s fiscal year.

Apple Inc. | 2016 Proxy Statement | 39

(2)

700,000 time-based RSUs subject to this award are scheduled to vest on August 24, 2016, and 700,000 time-based RSUs subject to this award are scheduled to vest on August 24, 2021, provided, in each case, that the officer continues to be employed with Apple through the applicable vesting date. The remaining 3,360,000 time- and performance-based RSUs subject to this award are scheduled to vest in six annual installments commencing on August 24, 2016, assuming that the officer continues to be employed with Apple through the applicable vesting date and, with respect to a portion of each installment, satisfaction of applicable performance conditions.

(3)

The remaining RSUs subject to this award are scheduled to vest in three semi-annual installments commencing on March 4, 2016, assuming that the officer continues to be employed with Apple through the applicable vesting date.

(4)

12,558 RSUs subject to this award vested on October 15, 2015, and the remaining RSUs subject to this award are scheduled to vest in four semi-annual installments commencing on April 15, 2016, assuming that the officer continues to be employed with Apple through the applicable vesting date.

(5)

The time-based RSUs subject to this award are scheduled to vest in three annual installments commencing on May 29, 2016, assuming that the officer continues to be employed with Apple through the applicable vesting date. 15,918 performance-based RSUs vested on October 1, 2015, upon satisfaction of the maximum performance condition. 7,749 performance-based RSUs are scheduled to vest on October 1, 2016, assuming that the officer continues to be employed with Apple through the applicable vesting date and satisfaction of applicable performance conditions.

(6)

The target number of performance-based RSUs is shown. As described under “Executive Compensation—Compensation Discussion and Analysis,” in each case, between 0% and 200% of the performance-based RSUs vest depending on Apple’s Relative TSR compared to the other companies in the S&P 500 over the relevant performance period.

(7)

The time-based RSUs subject to this award are scheduled to vest in three annual installments commencing on April 1, 2017, assuming that the officer continues to be employed with Apple through the applicable vesting date. 68,576 performance-based RSUs are scheduled to vest on October 1, 2017, in each case, assuming that the officer continues to be employed with Apple through the applicable vesting date and satisfaction of applicable performance conditions.

(8)

65,681 RSUs subject to this award are scheduled to vest on June 14, 2016; 13,139 RSUs subject to this award are scheduled to vest on June 14, 2017; and 13,132 RSUs subject to this award are scheduled to vest on June 14, 2018, in each case, assuming that the officer continues to be employed with Apple through the applicable vesting date.

(9)

The time-based RSUs subject to this award are scheduled to vest in two annual installments commencing on May 1, 2016, assuming that the officer continues to be employed with Apple through the applicable vesting date. 40,173 performance-based RSUs subject to this award are scheduled to vest on May 1, 2016, and 40,229 performance-based RSUs subject to this award are scheduled to vest on May 1, 2017, in each case, assuming that the officer continues to be employed with Apple through the applicable vesting date and satisfaction of applicable performance conditions.

(10)	The remaining RSUs subject to this award are scheduled to vest in their entirety on September 21, 2016, assuming that the officer continues to be employed with Apple through the vesting date.

(11)

The time-based RSUs subject to this award are scheduled to vest in three annual installments commencing on April 1, 2016, assuming that the officer continues to be employed with Apple through the applicable vesting date. 92,764 performance-based RSUs subject to this award vested on October 1, 2015, upon satisfaction of the maximum performance condition. 44,912 performance-based RSUs subject to this award are scheduled to vest on October 1, 2016, assuming that the officer continues to be employed with Apple through the vesting date and satisfaction of applicable performance conditions.

(12)	The remaining RSUs subject to this award vested in their entirety on October 15, 2015.

(13)	The remaining RSUs subject to this award are scheduled to vest in their entirety on August 23, 2016, assuming that the officer continues to be employed with Apple through the vesting date.

(14)	The remaining RSUs subject to this award are scheduled to vest in their entirety on March 21, 2016, assuming that the officer continues to be employed with Apple through the vesting date.

Apple Inc. | 2016 Proxy Statement | 40

Stock Vested—2015

The following table shows information regarding the vesting during 2015 of RSU awards previously granted to the named executive officers. No options were exercised by the named executive officers during 2015.

	Stock Awards
Name (a)	Number of Shares Acquired on Vesting (#)(b)	Value Realized on Vesting(1) ($)(c)

Tim Cook	560,000	57,747,200

Luca Maestri	91,776	11,076,681

Angela Ahrendts	391,634	50,688,315

Eddy Cue	350,000	38,121,500

Dan Riccio	223,125	28,864,781

Bruce Sewell(2)	—	—

(1)

The dollar amounts shown in Column (c) above are determined by multiplying (x) the number of shares that vested by (y) the sum of the per share closing price of Apple’s common stock on the vesting date and any dividend equivalents attributable to each such share.

(2)

None of Mr. Sewell’s outstanding RSU awards were scheduled to vest in Apple’s fiscal year 2015, which began on September 28, 2014, and ended on September 26, 2015. 700,000 RSUs held by Mr. Sewell vested on September 21, 2014, and 92,764 RSUs held by Mr. Sewell vested on October 1, 2015.

Apple Inc. | 2016 Proxy Statement | 41

Potential Payments Upon Termination or Change in Control

We generally do not enter into severance arrangements with our named executive officers, and none of the equity awards granted to the named executive officers under Apple’s equity incentive plans provide for acceleration in connection with a change in control or a termination of employment, other than as noted below or in connection with death or disability.

As described under “Executive Compensation—Compensation Discussion and Analysis” in the section entitled “Other Benefits,” Ms. Ahrendts was provided a limited cash severance arrangement when she joined Apple. Within the first three years of her start date, if we terminate Ms. Ahrendts’ employment other than for “Cause” or if she resigns for “Good Reason,” we will pay her as severance the amount of her final base salary for the remainder of the three-year period in a single lump sum. Under this arrangement, the severance value declines to zero by May 1, 2017. In addition, the vesting of the RSUs awarded to Ms. Ahrendts’ to compensate her for her unvested equity at Burberry, where she had previously served as chief executive officer (the “Make Whole RSUs”), is accelerated if Apple terminates her employment other than for “Cause” or if she resigns for “Good Reason.” Had Ms. Ahrendts’ employment terminated on September 25, 2015, the last business day of Apple’s fiscal year, the estimated amount that she would have been entitled to under the cash severance arrangement would have been $1,591,781, and the estimated amount she would have been entitled to under the Make Whole RSUs would have been $10,547,814. “Cause” and “Good Reason” are defined in Ms. Ahrendts’ offer letter. “Cause” generally means an act of fraud or material dishonesty; gross misconduct; failure to follow the lawful direction of the CEO or Board; failure to perform material duties for Apple; or material breach of an Apple policy. “Good Reason” generally means a material change in duties or responsibilities; a change in the reporting structure such that Ms. Ahrendts no longer reports to the CEO; a material change in primary work location; or a breach by Apple of any of its material commitments in connection with Ms. Ahrendts’ employment.

Apple Inc. | 2016 Proxy Statement | 42

Equity Acceleration upon Death or Disability

Time-Based RSUs. Time-based RSU awards provide for partial accelerated vesting of the RSUs scheduled to vest on the next applicable vesting date following termination of employment due to disability and for full accelerated vesting upon death.

Performance-Based RSUs. Performance-based RSU awards provide for a partial waiver of the service vesting condition upon the death or disability of the award recipient, with the number of shares that become vested determined at the end of the performance period, based on actual performance results and the recipient’s dates of employment during the performance period.

The following table lists the named executive officers and the estimated amounts they would have become entitled to under the terms of all outstanding RSU awards granted to them had their employment terminated due to either death or disability on September 25, 2015, the last business day of Apple’s fiscal year. The estimated payments for the performance-based RSUs are based on performance to date as of September 25, 2015.

Name	Estimated Total Value of Equity Acceleration upon Death(1) ($)	Estimated Total Value of Equity Acceleration upon Disability(1) ($)

Tim Cook	388,153,633	103,272,725

Luca Maestri	43,905,482	12,099,496

Angela Ahrendts	58,360,777	20,963,482

Eddy Cue	115,076,040	59,270,542

Dan Riccio	76,949,533	37,049,609

Bruce Sewell	115,090,608	78,431,242

(1)	The dollar amounts are determined by multiplying (x) the number of shares subject to the accelerated RSU awards by (y) $114.71 (the closing price of Apple’s common stock on September 25, 2015).

Apple Inc. | 2016 Proxy Statement | 43

PROPOSALS

Overview of Proposals

This Proxy Statement contains eight proposals requiring shareholder action:

•	Proposal No. 1 requests the election of the eight nominees named in this Proxy Statement to our Board.

•	Proposal No. 2 requests the ratification of the appointment of Ernst & Young LLP as Apple’s independent registered public accounting firm for 2016.

•	Proposal No. 3 requests that shareholders vote on an advisory resolution approving our executive compensation.

•	Proposal No. 4 requests that shareholders approve the amended and restated Apple Inc. 2014 Employee Stock Plan.

•	Proposals No. 5 through No. 8 are shareholder proposals.

Each proposal is discussed in more detail in the pages that follow.

Proposal No. 1 – Election of Directors

The Board has nominated directors Bell, Cook, Gore, Iger, Jung, Levinson, Sugar, and Wagner to be elected to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the eight nominees named in this Proxy Statement. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board’s eight nominees.

Each of the directors nominated by the Board has consented to serving as a nominee, being named in this Proxy Statement, and serving on the Board if elected. Each director elected at the Annual Meeting will be elected to serve a one-year term. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders may vote for any nominee designated by the present Board to fill the vacancy.

There are no family relationships among Apple’s executive officers and directors.

The Board recommends that shareholders vote FOR the election of directors Bell, Cook, Gore, Iger, Jung, Levinson, Sugar, and Wagner.

Vote Required

Apple has implemented majority voting in uncontested elections of directors. Accordingly, Apple’s bylaws provide that in an uncontested election of directors the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute a quorum is required to elect a director.

Apple Inc. | 2016 Proxy Statement | 44

Proposal No. 2 – Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has re-appointed Ernst & Young LLP as Apple’s independent registered public accounting firm and as auditors of Apple’s consolidated financial statements for 2016. Ernst & Young LLP has served as Apple’s independent registered public accounting firm since 2009. The Audit Committee reviews the performance of the independent registered public accounting firm annually.

At the Annual Meeting, our shareholders are being asked to ratify the appointment of Ernst & Young LLP as Apple’s independent registered public accounting firm for 2016. In the event of a negative vote on this proposal, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Apple and its shareholders. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to questions.

Fees Paid to Auditors

The following table shows the fees billed by Apple’s independent registered public accounting firm for the years ended September 26, 2015, and September 27, 2014.

Ernst & Young LLP	2015 ($)	2014 ($)

Audit Fees(1)	12,414,100	10,286,500

Audit-Related Fees(2)	636,800	314,400

Tax Fees(3)	2,381,100	1,689,000

All Other Fees(4)	50,000	—

Total	15,482,000	12,289,900

(1)

Audit fees relate to professional services rendered in connection with the audit of Apple’s annual financial statements and internal control over financial reporting, quarterly review of financial statements included in Apple’s Quarterly Reports on Form 10-Q and audit services provided in connection with other statutory and regulatory filings.

(2)	Audit-related fees relate to professional services that are reasonably related to the performance of the worldwide audit or review of Apple’s financial statements.

(3)	Tax fees relate to professional services rendered in connection with tax audits, international tax compliance, and international tax consulting and planning services.

(4)	All other fees relate to professional services not included in the categories above, including services related to other regulatory reporting requirements.

Apple Inc. | 2016 Proxy Statement | 45

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm

Apple maintains an auditor independence policy that, among other things, prohibits Apple’s independent registered public accounting firm from performing non-financial consulting services, such as information technology consulting and internal audit services. This policy mandates that the Audit Committee approve in advance the audit and permissible non-audit services to be performed by the independent registered public accounting firm and the related budget, and that the Audit Committee be provided with quarterly reporting on actual spending. This policy also mandates that Apple may not enter into engagements with Apple’s independent registered public accounting firm for non-audit services without the express pre-approval of the Audit Committee. In accordance with this policy, the Audit Committee pre-approved all services performed by Apple’s independent registered public accounting firm in 2015.

The Board recommends a vote FOR Proposal No. 2.

Vote Required

Approval of Proposal No. 2 requires the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute a quorum.

Apple Inc. | 2016 Proxy Statement | 46

Proposal No. 3 – Advisory Vote to Approve Executive Compensation

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our shareholders have the opportunity to cast an annual advisory vote to approve the compensation of our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables (a “say-on-pay proposal”).

Our executive compensation program is designed to be simple and effective. It reflects the size and scope of Apple’s business as well as the responsibilities and performance of our named executive officers. We achieved record-breaking financial results in 2015, and we believe the compensation provided to our named executive officers for 2015 appropriately rewards this performance. We encourage shareholders to read the Compensation Discussion and Analysis, beginning on page 24 of this Proxy Statement, which describes the details of our executive compensation program and the decisions made by the Compensation Committee in 2015.

We value the feedback provided by our shareholders. We have discussions with many of our shareholders on an ongoing basis regarding various corporate governance topics, including executive compensation, and take into account the views of shareholders regarding the design and effectiveness of our executive compensation program.

Shareholders are being asked to approve the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the named executive officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables), is hereby approved.

As an advisory vote, this proposal is not binding on Apple, the Board, or the Compensation Committee, and will not be construed as overruling a decision by Apple, the Board, or the Compensation Committee or creating or implying any additional fiduciary duty for Apple, the Board, or the Compensation Committee. However, the Compensation Committee and the Board value the opinions expressed by shareholders in their votes on this proposal and will consider the outcome of the vote when making future compensation decisions regarding named executive officers.

It is expected that the next say-on-pay vote will occur at the 2017 annual meeting of shareholders.

The Board recommends a vote FOR Proposal No. 3.

Vote Required

Approval of Proposal No. 3 requires the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute a quorum.

Apple Inc. | 2016 Proxy Statement | 47

Proposal No. 4 – Approval of the Amended and Restated Apple Inc. 2014 Employee Stock Plan

At the Annual Meeting, shareholders are being asked to approve the amended and restated 2014 Plan, which was adopted by the Board on November 17, 2015, subject to shareholder approval.

The shares subject to the 2014 Plan and applicable share limits have been restated to reflect our 7-for-1 stock split in June 2014. We are not asking shareholders to increase the maximum number of shares that may be issued or transferred pursuant to awards under the 2014 Plan.

Summary of Proposal

The 2014 Plan was approved by shareholders at the 2014 Annual Meeting. We are asking shareholders to approve the amended and restated 2014 Plan to increase to $30 million per person, per fiscal year, the maximum amount payable as a cash bonus award that may qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (the “162(m) Cash Award Limit”) and therefore may be deductible by Apple in determining its income tax liability under the Internal Revenue Code. As a result of the approval, we will also be able to meet new shareholder approval requirements for granting tax-qualified RSUs to employees of our subsidiaries in France (“French-qualified RSUs”). We are not proposing any amendments to the 2014 Plan in order to grant French-qualified RSUs.

162(m) Cash Award Limit. Section 162(m) of the Internal Revenue Code generally prevents a publicly held corporation from deducting, for federal income tax purposes, compensation paid in excess of $1 million per year to any of its chief executive officer or three other most highly compensated executive officers, other than the chief financial officer (“Covered Persons”). If certain conditions are met, compensation that qualifies as “performance-based” under Code Section 162(m) is excluded for purposes of calculating the $1 million limit. Among these conditions is the requirement that the corporation’s shareholders approve the performance criteria that must be achieved for the compensation to be payable, and approve either a maximum amount or an objective formula that will determine the maximum amount that may be payable to the Covered Persons upon the achievement of the applicable performance criteria.

Shareholders previously approved a 162(m) Cash Award Limit of $10 million per person, per calendar year, under the 2014 Plan. Subsequent to this approval the Compensation Committee implemented several design changes to our executive compensation program after considering a number of factors, including market data provided by its independent compensation consultant, financial results, market capitalization of Apple relative to peer companies, and shareholder input. The changes applicable to Covered Persons included base salary increases and an increase to the maximum annual cash incentive compensation opportunity to 400% of base salary. As a result of these changes we are seeking shareholder approval of an increased 162(m) Cash Award Limit to continue providing competitive annual cash incentive opportunities under the 2014 Plan that are intended to be tax deductible. If shareholders do not approve the amended and restated 2014 Plan, the 2014 Plan will continue in effect and annual cash incentives will continue to be payable under the 2014 Plan, up to the currently effective limit applicable to cash awards, on a tax-deductible basis. In that circumstance, the Compensation Committee would need to decide whether to approve additional incentives for Covered Persons outside the parameters of the 2014 Plan that would not be tax-deductible.

French-Qualified RSUs. In August 2015, a new French law (Loi Macron) introduced changes applicable to French-qualified RSUs that provide more favorable tax and social treatment to the local employer

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subsidiary and its employees than non-qualified RSUs, if the French-qualified RSUs are granted pursuant to a plan authorized by shareholders after August 7, 2015. We are not required to grant French-qualified RSUs in France and may choose, at our discretion, to grant non-qualified awards to employees of our French subsidiaries depending on the circumstances. The 2014 Plan already provides that the Compensation Committee has the full authority, in its sole discretion, to adopt such plans or sub-plans as may be deemed necessary or appropriate to comply with the law of other countries, and to allow for tax-preferred treatment of awards. However, because the 2014 Plan was authorized by shareholders before August 7, 2015, shareholder approval of the amended and restated 2014 Plan at the Annual Meeting would allow us to meet the shareholder authorization requirement for granting French-qualified RSUs with more favorable terms.

Description of the 2014 Plan

The following is a summary of the principal features of the 2014 Plan, and where indicated, the effect of the proposed amendments. This summary does not purport to be a complete description of all of the provisions of the 2014 Plan. It is qualified in its entirety by reference to the full text of the 2014 Plan, as amended and restated. A copy of the 2014 Plan, as amended and restated, is included as Annex A to this Proxy Statement. The 2014 Plan is also available on the SEC’s website at www.sec.gov and any shareholder who desires to obtain a copy of the 2014 Plan may do so by written request to Apple’s Secretary at 1 Infinite Loop, MS: 301-4GC, Cupertino, California 95014.

Outstanding Awards and Participants

As of November 17, 2015, a total of 84 million shares of our common stock were then subject to outstanding awards granted under the 2014 Plan, and an additional 377 million shares were then available for new award grants under the 2014 Plan.

Share Reserve

Maximum Share Reserve. As of November 17, 2015, the maximum number of shares that may be issued or transferred pursuant to awards under the 2014 Plan is 625 million shares. This number is calculated using the share counting rules described in Sections 5(a) and 5(b) of the 2014 Plan and includes the number of shares available for new award grants under the 2014 Plan out of the 385 million shares authorized by shareholders upon adoption of the 2014 Plan; the number of shares available for new award grants under the 2003 Employee Stock Plan (the “2003 Plan”) on the date that shareholders approved the 2014 Plan; the number of shares subject to outstanding stock options under the 2003 Plan and 2014 Plan as of November 17, 2015; and two times the number of shares subject to outstanding RSUs under the 2003 Plan and 2014 Plan as of November 17, 2015 (all adjusted for the 7-for-1 stock split).

Shares issued with respect to awards granted under the 2014 Plan other than stock options or stock appreciation rights are counted against the 2014 Plan’s aggregate share limit as two shares for every one share actually issued in connection with the award. For example, if 100 shares are issued with respect to a RSU award granted under the 2014 Plan, 200 shares will be counted against the 2014 Plan’s aggregate share limit in connection with that award.

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Other Share Counting Rules. The following are other rules for counting shares against the applicable share limits of the 2014 Plan:

•

For awards settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2014 Plan.

•

For shares that are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares to which the exercise related shall be counted against the applicable share limits, as opposed to the number of shares actually issued. For example, if a stock option relates to 1,000 shares and is exercised on a cashless basis at a time when the payment due to the participant is 150 shares, then 1,000 shares shall be charged against the applicable share limits.

•

Except as otherwise provided below, shares that are subject to awards that expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under either the 2003 Plan or the 2014 Plan will again be available for subsequent awards under the 2014 Plan. Any such shares subject to awards other than stock options and stock appreciation rights granted under either such Plan will become available taking into account the 2:1 premium share counting rule applicable at the time of granting these types of awards. For example, if a 100 share RSU award made under the 2014 Plan or the 2003 Plan is forfeited before it vests, the 200 shares would again be available for subsequent awards under the 2014 Plan.

•

Shares that are exchanged by a participant or withheld by Apple as full or partial payment in connection with any award other than an option or stock appreciation right granted under either the 2003 Plan or the 2014 Plan, as well as any shares exchanged by a participant or withheld to satisfy the tax withholding obligations related to any such award, will be available for subsequent awards under the 2014 Plan. Any such shares will become available taking into account the 2:1 premium share counting rule, discussed above, for these types of awards. For example, given that a 100 share RSU award made under either the 2003 Plan or the 2014 Plan counted as 200 shares against such Plan’s share limit because of the 2:1 premium share counting rule, if we deliver 60 shares to the participant and withhold 40 shares to cover tax withholding obligations, 80 shares (the 40 that were withheld multiplied by two to give effect to the 2:1 premium share counting rule) would again be available for subsequent awards under the 2014 Plan.

•

Shares that are exchanged by a participant or withheld by Apple to pay the exercise price of an option or stock appreciation right granted under the 2014 Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any option or stock appreciation right, will not be available for subsequent awards under the 2014 Plan.

•	We may not increase the applicable share limits of the 2014 Plan by repurchasing shares of our common stock on the market (by using cash received through the exercise of stock options or otherwise).

•

Shares issued in connection with awards that are granted by or become obligations of Apple through the assumption of, or in substitution for, awards in connection with an acquisition of another company will not count against the shares available for issuance under the 2014 Plan unless determined otherwise by Apple, and such awards may reflect the original terms of the related award being assumed or substituted for and need not comply with other specific terms of the 2014 Plan.

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Administration

The Compensation Committee administers the 2014 Plan.

Eligibility and Types of Awards Under the 2014 Plan

The 2014 Plan permits the granting by the plan administrator of stock options, stock appreciation rights, stock grants and RSUs, as well as cash bonus awards. Stock appreciation rights may be awarded in combination with stock options or stock grants, and such awards shall provide that the stock appreciation rights will not be exercisable unless the related stock options or stock grants are forfeited.

Employees, including executive officers and directors who are also our employees, and consultants of Apple and any parent or subsidiary of Apple are eligible to participate in the 2014 Plan. Non-Employee Directors are not eligible to participate. As of the end of the fiscal year, we had approximately 110,000 full-time equivalent employees, including executive officers, who were eligible to participate in the 2014 Plan. In October 2015, the Compensation Committee approved RSU awards under the 2014 Plan to substantially all of our employees. We do not currently grant equity awards to consultants.

RSUs

The plan administrator may award RSUs under the 2014 Plan. Participants are not required to pay any consideration to Apple at the time of grant of an RSU. The plan administrator may grant RSUs with time-based vesting or vesting upon satisfaction of performance goals and/or other conditions. The plan administrator may provide for dividend equivalents on RSUs awarded under the 2014 Plan based on the amount of dividends paid on outstanding shares of our common stock; provided that, as to any dividend equivalent rights granted in connection with an award of RSUs subject to performance-based vesting requirements, such dividend equivalents will be subject to the same performance-based vesting requirements as the RSUs to which they relate. When the participant satisfies the conditions of the RSU award, we may settle the award (including any related dividend equivalent rights) in shares, cash or any combination of both, as determined by the plan administrator, in its sole discretion.

Performance-Based Awards

Awards under the 2014 Plan may be made subject to performance conditions as well as time-vesting conditions. Such performance conditions may be established and administered in accordance with the requirements of Code Section 162(m) for awards intended to qualify as “performance-based compensation” thereunder. Awards may be administered other than in accordance with the requirements of Code Section 162(m) if the plan administrator subsequently determines that they are not, or are no longer, intended to qualify as “performance-based compensation” under Code Section 162(m). Subject to shareholders approving the amended and restated 2014 Plan, the 162(m) Cash Award Limit for performance-based awards that are payable in cash (“Cash Bonus Awards”) is $30 million. Cash Bonus Awards do not include cash-settled RSU awards and cash-settled stock appreciation rights, which are subject to applicable individual limits under the 2014 Plan, as well as discretionary cash incentive payments awarded by the Board or the Compensation Committee outside of the 2014 Plan. Performance conditions under the 2014 Plan shall utilize one or more objective measurable performance goals as determined by the plan administrator based upon one or more factors, including: (i) operating income; (ii) earnings before interest, taxes, depreciation and amortization; (iii) earnings; (iv) cash flow; (v) market

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share; (vi) sales or revenue; (vii) expenses; (viii) cost of goods sold; (ix) profit/loss or profit margin; (x) working capital; (xi) return on equity or assets; (xii) earnings per share; (xiii) total shareholder return; (xiv) price/earnings ratio; (xv) debt or debt-to-equity; (xvi) accounts receivable; (xvii) writeoffs; (xviii) cash; (xix) assets; (xx) liquidity; (xxi) operations; (xxii) intellectual property (e.g., patents); (xxiii) product development; (xxiv) manufacturing, production or inventory; (xxv) mergers and acquisitions or divestitures; and/or (xxvi) stock price. Any criteria used may be measured, as applicable, (a) in absolute terms, (b) in relative terms (including but not limited to, the passage of time and/or against other companies or financial metrics), (c) on a per share and/or share per capita basis, (d) against the performance of Apple as a whole or against particular entities, segments, operating units or products and/or (e) on a pre-tax or after tax basis. Awards that are not intended to qualify as “performance-based compensation” under Code Section 162(m) may be granted under the 2014 Plan and determined without regard to performance goals and may involve the plan administrator’s discretion.

Stock Options

The plan administrator may grant nonstatutory stock options or incentive stock options, which are entitled to potentially favorable tax treatment, under the 2014 Plan. The plan administrator will determine the vesting schedule and number of shares covered by each stock option granted to a participant. The plan administrator may grant stock options with time-based vesting or vesting upon satisfaction of performance goals and/or other conditions. The stock option exercise price is determined at grant by the plan administrator and must be at least 100% of the fair market value of a share on the date of grant (110% for incentive stock options granted to shareholders who own more than 10% of the total outstanding shares of Apple, its parent or any of its subsidiaries). Consistent with applicable laws, regulations and rules, payment of the exercise price of stock options may be made by cashless exercise or by any other form of payment approved by the Compensation Committee. The term of a stock option shall not exceed seven years from the date of grant. Dividend equivalent rights may not be granted on stock options awarded under the 2014 Plan.

Stock Grants

The plan administrator may award stock, subject to vesting conditions, under the 2014 Plan. Participants may be required to pay cash or other legal consideration to Apple at the time of a stock grant, but the 2014 Plan does not establish a minimum purchase price for shares awarded as stock grants. The plan administrator may award stock grants with time-based vesting or vesting upon satisfaction of performance goals and/or other conditions. When the stock grant award conditions are satisfied, then the participant will be vested in the shares and will have complete ownership of the shares. Dividends paid on unvested stock grants subject to performance-based vesting requirements will be subject to forfeiture or repayment, as the case may be, if the related performance-based vesting condition is not satisfied.

Stock Appreciation Rights

The plan administrator may grant stock appreciation rights under the 2014 Plan. The vesting schedule and number of shares covered by each stock appreciation right granted to a participant will be determined by the plan administrator. The plan administrator may grant stock appreciation rights with time-based vesting or vesting upon satisfaction of performance goals and/or other conditions. The exercise price of a stock appreciation right will be established by the plan administrator and may not be less than 100% of the fair

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market value of a share on the date of grant. Upon exercise of a stock appreciation right, the participant will receive payment from Apple in an amount determined by multiplying (a) the excess of (i) the fair market value of a share on the date of exercise over (ii) the exercise price times (b) the number of shares with respect to which the stock appreciation right is exercised. Stock appreciation rights may be paid in cash, shares, or any combination of both, as determined by the plan administrator, in its sole discretion, at the time of grant. The term of a stock appreciation right shall not exceed seven years from the date of grant. Dividend equivalent rights may not be granted on stock appreciation rights awarded under the 2014 Plan.

No Repricing

In no case, except due to an adjustment to reflect a stock split or other event referred to under “Adjustments” below, and except for any repricing that may be approved by shareholders, will the plan administrator (1) amend an outstanding stock option or stock appreciation right to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award, (3) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for an option or stock appreciation right with an exercise or base price that is less than the exercise or base price of the original award, or (4) take any other action that is treated as a repricing under U.S. generally accepted accounting principles.

Transferability of Awards

Except as described below, awards under the 2014 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution, and stock options and stock appreciation rights are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The plan administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and are not made for value, other than nominal value or certain transfers to family members.

Corporate Transactions

Generally, and subject to limited exceptions set forth in the 2014 Plan, if Apple dissolves or undergoes certain corporate transactions such as a merger, business combination, or other reorganization, or a sale of substantially all of its assets, all awards then-outstanding under the 2014 Plan will terminate or be terminated in such circumstances, unless the plan administrator provides for the assumption, substitution or other continuation of the award.

Corporate Actions

The existence of the 2014 Plan does not preclude Apple, the Board or any duly authorized committee of the Board from taking any action that may otherwise be taken in accordance with applicable law or any applicable listing requirements, including, but not limited to, paying compensation outside the parameters of the 2014 Plan.

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Adjustments

As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2014 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the shareholders.

Amendment and Termination

The Board may amend the 2014 Plan at any time and for any reason, provided that any such amendment will be subject to shareholder approval to the extent required by applicable laws, regulations or rules. The Board may terminate the 2014 Plan at any time and for any reason. Unless terminated earlier by the Board, the 2014 Plan will terminate on November 18, 2023, subject to any extension that may be approved by the Board and the shareholders prior to or on such date. The termination or amendment of the 2014 Plan may not adversely affect any award previously made under the 2014 Plan.

Recoupment Policy

Awards granted under the 2014 Plan will be subject to any provisions of applicable law providing for the recoupment or clawback of incentive compensation, such as provisions imposed pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act; the terms of any Apple recoupment, clawback or similar policy in effect at the time of grant of the award; and any recoupment, clawback or similar provisions that may be included in the applicable award agreement.

Federal Income Tax Consequences

The following is a brief summary of the U.S. federal income tax consequences applicable to awards granted under the 2014 Plan based on the federal income tax laws in effect on the date of this Proxy Statement. This summary is not intended to be exhaustive and does not address all matters relevant to a particular participant based on his or her specific circumstances. The summary expressly does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or the gift, estate, excise (including the rules applicable to deferred compensation under Code Section 409A), or other tax laws other than federal income tax law. The following is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Because individual circumstances may vary, we advise all participants to consult their own tax advisor concerning the tax implications of awards granted under the 2014 Plan.

A recipient of a stock option or stock appreciation right will not have taxable income upon the grant of the stock option or stock appreciation right. For nonstatutory stock options and stock appreciation rights, the participant will recognize ordinary income upon exercise in an amount equal to the difference between the fair market value of the shares and the exercise price on the date of exercise. Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss.

The acquisition of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except possibly for purposes of the alternative minimum tax. The gain or loss recognized

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by the participant on a later sale or other disposition of such shares will either be long-term capital gain or loss or ordinary income, depending upon whether the participant holds the shares for the legally-required period of two years from the date of grant and one year from the date of exercise. If the shares are not held for the legally-required period, the participant will recognize ordinary income equal to the lesser of (i) the difference between the fair market value of the shares on the date of exercise and the exercise price, or (ii) the difference between the sales price and the exercise price.

For awards of stock grants, the participant will not have taxable income upon the receipt of the award, unless the participant elects to be taxed at the time of the stock is granted rather than when it becomes vested. The stock grants will generally be subject to tax upon vesting as ordinary income equal to the fair market value of the shares at the time of vesting less the amount paid for such shares, if any.

A participant is not deemed to receive any taxable income at the time an award of RSUs is granted. When vested RSUs (and dividend equivalents, if any) are settled and distributed, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of shares received less the amount paid for such RSUs, if any.

If the participant is an employee or former employee, the amount a participant recognizes as ordinary income in connection with any award is subject to withholding taxes (not applicable to incentive stock options) and we are allowed a tax deduction equal to the amount of ordinary income recognized by the participant. However, Code Section 162(m) can limit the federal income tax deductibility of compensation paid to Covered Persons. Under Code Section 162(m), the general rule is that annual compensation paid to any of these Covered Persons will be deductible only to the extent that it does not exceed $1 million. However, we can preserve the deductibility of certain compensation in excess of $1 million if such compensation qualifies as “performance-based compensation” by complying with certain conditions imposed by the Section 162(m) rules, including the establishment of a maximum number of shares with respect to which awards may be granted to any one employee during one fiscal year. The proposed amendment to the 162(m) Cash Award Limit is intended to allow for a higher amount of cash incentive awards to be able to be provided to the Covered Persons on a tax-deductible basis in reliance on the performance-based compensation exception.

Specific Benefits

Cash Bonus Awards under the 2014 Plan are generally granted in connection with the annual cash incentive opportunities provided to each of our named executive officers. For 2016, the Compensation Committee has established performance goals and a threshold, target and maximum annual cash incentive opportunity for each of our named executive officers of 100%, 200% and 400% of base salary, respectively, and subject in each case to the applicable 162(m) Cash Award Limit as in effect immediately following the Annual Meeting. The actual amounts to be paid under the 2014 Plan with respect to 2016 annual incentive opportunities for the Covered Persons is dependent upon Apple’s performance for the fiscal year and the Compensation Committee’s exercise of discretion, if any. Therefore, future actual Cash Bonus Awards under the 2014 Plan cannot be determined at this time.

For 2015, Cash Bonus Awards were earned by the Covered Persons at the maximum 400% of base salary, as shown in the Summary Compensation Table on page 35. Mr. Cook’s base salary was increased to $3 million at the beginning of 2016, as described in the Compensation Discussion and Analysis of this Proxy Statement beginning on page 24. Under the 2014 Plan, as in effect prior to the amendment

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increasing the 162(m) Cash Award Limit, the maximum Cash Bonus Award payable to Mr. Cook on a tax-deductible basis is limited to $10 million. The table set forth below shows the amount that would be payable to Mr. Cook and the other named executive officers under the 2014 Plan, as amended, based on current base salary levels assuming attainment of the 2016 performance goals at each of the threshold, target and maximum performance levels.

Name	Threshold ($)	Target ($)	Maximum ($)

Tim Cook	3,000,000	6,000,000	12,000,000

Luca Maestri	1,000,000	2,000,000	4,000,000

Angela Ahrendts	1,000,000	2,000,000	4,000,000

Eddy Cue	1,000,000	2,000,000	4,000,000

Dan Riccio	1,000,000	2,000,000	4,000,000

Bruce Sewell	1,000,000	2,000,000	4,000,000

The Board recommends a vote FOR Proposal No. 4.

Vote Required

Approval of Proposal No. 4 requires the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute a quorum.

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Proposal No. 5 – Shareholder Proposal

Apple has been advised that Jantz Management LLC, P.O. Box 301090, Boston, MA 02130, which has indicated it is a beneficial owner of at least $2,000 in market value of Apple’s common stock, intends to submit the following proposal at the Annual Meeting:

Net-Zero Greenhouse Gas Emissions by 2030

Whereas:

It is widely reported that greenhouse gases from human activities are the most significant driver of observed climate change since the mid-20th century;

Nearly every national government has recognized the need to address climate change and agreed (under the terms of the UN Framework Convention on Climate Change) that “deep cuts in greenhouse gas (GHG) emissions are required…to hold the increase, in global average temperature below 2 degrees Celsius above pre-industrial levels…”

The Intergovernmental Panel on Climate Change (IPCC) states that to limit global warming to two degrees, carbon dioxide emissions need to fall to zero by between 2040 and 2070, falling “below zero” thereafter;

In 2015, The B Team, business leaders concerned about climate change, called upon world leaders to commit to a global goal of net-zero GHG emissions and business leaders to commit to bold long-term targets. They believe that committing to net-zero GHG emissions will demonstrate that we are setting the world on a low-carbon trajectory. Other businesses will respond by unleashing innovation, driving investment in clean energy, scaling-up low carbons solutions, creating jobs and supporting economic growth;

Shareholders laud Apple for committing to “…power[ing] all its operations worldwide on 100 percent renewable energy,” and for joining the American Business Act on Climate Pledge. However, these goals do not include suppliers, nor has the Company set a timeframe for this goal. Shareholders believe that to secure the company’s leadership on climate issues, it should set an ambitious target date for becoming net-zero GHG emissions.

Resolved: Shareholders request that the Board of Directors issue a report to shareholders by June 30, 2016, at reasonable expense and excluding confidential information, assessing the feasibility and setting forth policy options for the Company to reach a net-zero greenhouse gas emission status for its facilities and major suppliers by 2030.

Supporting Statement: For the purposes of this proposal, the proponent suggests that “net-zero greenhouse gas emissions status” be defined as reduction of GHG emissions attributed to company facilities and major suppliers to a target annual level, and offsetting the remaining GHG emissions by negative emissions strategies which result in a documented reduction equal to or greater than the company and supplier GHG emissions during the same year. As explained by the IPCC, “negative emissions solutions” can range from tree-planting to technological solutions that draw carbon from the air.

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For purposes of this proposal “company facilities” include company owned or operated manufacturing, distribution, research, design or support facilities, corporate offices, and also including GHG’s from employee travel. “Major suppliers” include operations contracted to produce and/or ship microchips, circuit boards, storage, screens, cameras, power supplies, or finished consumer electronics products on behalf of the company. In calculating net zero, the GHG impacts of emissions and activities can be considered using GHG equivalencies. http://www.epa.gov/cleanenergy/energy-resources/calculator.html.

Apple’s Statement in Opposition to Proposal No. 5

The Board recommends a vote AGAINST Proposal No. 5.

Apple’s goal is to make not just the best products in the world, but the best products for the world. It takes an enormous amount of energy to design, assemble and ship hundreds of millions of products all over the world. That energy makes up our carbon footprint and, in turn, Apple’s share of the climate change problem. We have made significant progress in reducing the impact of the things Apple controls directly. For example, the ratio of carbon emissions to Apple’s revenue – referred to as carbon efficiency – has dropped steadily every year since 2008. In 2014, we reached a major milestone: 100% of the energy used by Apple’s U.S. operations — all corporate offices, retail stores, and data centers — was renewable energy. Globally, 87% of our operations are powered by renewable energy, and as we drive toward 100%, we are investing in innovative renewable energy projects in China and Singapore to cover our operations in those countries. The results so far are clear. From 2011 to 2014, we cut carbon emissions from our facilities in half even as our business has grown dramatically.

We acknowledge that, despite making significant strides in the areas under our direct control, there is work to be done to reduce the carbon footprint of our supply chain – and Apple has accepted its responsibility to lead that effort. In 2015, we announced an initiative to drive our manufacturing partners to become more energy efficient and to use clean energy for their manufacturing operations. We announced that we will partner with suppliers in China to install more than two gigawatts of new clean energy in the coming years – enough to power 2.6 million Chinese homes. We have also committed to share best practices in procuring clean energy and building high-quality renewable energy projects, and provide hands-on assistance to some suppliers in areas such as energy efficiency audits, regulatory guidance and building strong partnerships. As a result, Foxconn, one of Apple’s major suppliers, has committed to construct 400 megawatts of solar energy by 2018.

This proposal would result in the production of a report that would be largely duplicative of Apple’s existing public disclosures. In effect, the proponent is asking Apple to spend valuable time and resources creating a report that provides no meaningful value to shareholders. We would rather allocate time and resources towards continuing to reduce carbon emissions in our worldwide operations and helping our suppliers adopt clean energy.

Apple already provides detailed information about our greenhouse gas emissions and energy use at apple.com/environment/, including an overview of our approach towards climate change, increasing our use of renewable resources, making our use of finite resources more efficient, and reducing toxins in our products, and in a shareholder-requested industry-recognized reporting tool, the CDP questionnaire. In 2015, the CDP awarded Apple a top score of “A” for climate performance and 100% for disclosure. In

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addition, we explain our overall position and actions regarding climate change on our website at apple.com/environment/climate-change/ and provide detailed information on our renewable energy and sustainability efforts in our annual Environmental Responsibility Report, available online at apple.com/environment/reports. The requested report would therefore provide minimal additional disclosure. In fact, the only additional disclosure would be to tie our policies and strategies to an arbitrary timeline of 2030.

We state on our website, “We don’t want to debate climate change. We want to stop it.” Apple has set a goal – to run 100% of our worldwide operations on renewable energy and lead the way toward reducing carbon emissions from manufacturing – and we will do all we can to reach that goal as quickly as possible.

For all of the reasons above, the Board recommends a vote AGAINST Proposal No. 5.

Vote Required

Approval of Proposal No. 5 requires the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute a quorum.

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Proposal No. 6 – Shareholder Proposal

Apple has been advised that Mr. Antonio Avian Maldonado, II, who has indicated he is a beneficial owner of at least $2,000 in market value of Apple’s common stock, intends to submit the following proposal at the Annual Meeting:

RESOLVED:

Shareholders request that the Board of Directors adopt an accelerated recruitment policy requiring Apple Inc. (the “Company”) to increase the diversity of senior management and its board of directors, two bodies that presently fails to adequately represent diversity (particularly Hispanic, African-American, Native-American and other people of colour).

Stockholder Supporting Statement

The tech industry, of which the Company is a part, is characterized by the persistent and pervasive underrepresentation of minorities and women in senior positions. The Company is at an advantageous position to be a leader in promoting diversity in senior management and its board of directors, based on its size, breadth and position as the largest company in the world.

Shareholders’ view of diversity – that everyone matters (irrespective of colour, race, sex, creed or religion) – recognizes the Company’s commitment to diversity and the uniqueness of experience, strength, culture, thought and commitment contributed by each employee; however, it does not ignore the Company’s senior management and board of directors diminutive level of diversity and its painstakingly slow implementation.

Overall, by its own public disclosure, the number of minorities holding senior management-level positions or board of directorship within the Company does not reflect the Company’s demographic data. According to the Company’s website, “Diversity is critical to innovation and it is essential to Apple’s future. …We also aspire to make a difference beyond Apple.”1 Further, in January 10, 2014, the Company stated in its SEC Definitive Proxy Statement that it is “committed to actively seeking out highly qualified women and individuals from minority groups to include in the pool from which board nominees are chosen.”2

Shareholders opined that companies with holistic comprehensive diversity policies and programs, and strong leadership commitment to implementation, enhance their long-term value; reducing the Company’s potential legal and reputational risks associated with workplace discrimination and build reputations as a fair employer. Equally, shareholders opined that the varied perspectives of a diverse senior management and board of directors would provide a competitive advantage in terms of creativity, innovation, productivity and morale, while eliminating the limitations of “groupthink”, as it would recognize the uniqueness of experience, strength, culture and thought contributed by each; strengthening its reputation and accountability to shareholders.

Therefore, shareholders ask the Company to assist investors in evaluating the company’s effectiveness in meeting its commitment to equal opportunity and diversity in senior management and board of directors, in any meaningful way that would not cause the company to breach the assurances of confidentiality and privacy that it has made to its employees.

We urge shareholders to vote FOR the proposal.

1 https://www.apple.com/diversity/

2 http://investor.apple.com/secfiling.cfm?filingid=1193125-14-8074&cik=320193

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Apple’s Statement in Opposition to Proposal No. 6

The Board recommends a vote AGAINST Proposal No. 6.

At Apple, we believe that diversity is critical to innovation and that it is essential to Apple’s future. We are promoting diversity within our company and in the communities we’re a part of. We’re proud of the progress we’re making and we publish detailed information on our efforts at apple.com/diversity.

Our efforts are much broader than the “accelerated recruitment policy” requested by this proposal, which would be focused only on Apple’s senior management and Board of Directors. Instead, our approach fosters diversity across Apple today and invests in initiatives for the future. That’s why we’re working with the Thurgood Marshall College Fund, which provides scholarships to students at Historically Black Colleges and Universities, and why we’ve joined President Obama’s ConnectED initiative to provide Apple technology, experience and support to 114 underserved schools across the United States. Through the ConnectED initiative, Apple provides each student an iPad, each teacher an iPad and a MacBook, and each classroom an Apple TV. 92% of the students we reach through ConnectED are of Hispanic, Black, Native American, Alaskan Native, or Asian heritage.

Apple was also a sponsor of the 2015 Grace Hopper Celebration of Women in Computing, and we’re working with a variety of other organizations in the fields of science, technology, engineering and math (STEM), including the National Society of Black Engineers (NSBE). Within Apple, we believe that inclusion and diversity are fundamental to innovation, therefore also to the need to attract and retain the best talent. Apple leaders and managers are encouraged and supported in inclusively leading globally diverse teams. We also encourage our employees to share their cultures with each other by joining Diversity Network Associations, which are Apple employee groups representing different ethnicities, religions, orientations, and interests.

Our Board of Directors shares this commitment. Pursuant to its charter, the Nominating Committee of our Board of Directors actively seeks out highly qualified women and individuals from minority groups to include in the pool from which Board nominees are chosen, and this has been reflected in our most recent appointments to the Board.

This proposal would require the Board to adopt an accelerated recruitment policy for increasing diversity among senior management and the Board. We believe that the proposal is unduly burdensome and not necessary because Apple has demonstrated to shareholders its commitment to inclusion and diversity, which are core values for our company.

For all of the reasons above, the Board recommends a vote AGAINST Proposal No. 6.

Vote Required

Approval of Proposal No. 6 requires the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute a quorum.

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Proposal No. 7 – Shareholder Proposal

Apple has been advised that the National Center for Public Policy Research, which has indicated it is a beneficial owner of at least $2,000 in market value of Apple’s common stock, intends to submit the following proposal at the Annual Meeting:

Human Rights Review – High-Risk Regions

Whereas, the Securities and Exchange Commission has consistently recognized that human rights constitute a significant policy issue.

Company operations in high-risk regions with poor human rights records risk damage to Apple’s reputation and shareholder value.

Apple has recently shown interest in opening business relations with Iran – a state sponsor of terrorism with an abysmal human rights record.

The Company also has a presence (or is expecting to have a presence) in areas such as Saudi Arabia, Qatar, Nigeria and the United Arab Emirates – all nations that have questionable human rights records as it relates to suffrage, women’s rights and gay rights.

Resolved: The proponent requests the Board review the Company’s guidelines for selecting countries / regions for its operations and issue a report, at reasonable expense excluding any proprietary information, to shareholders by December 2016. The report should identify Apple’s criteria for investing in, operating in and withdrawing from high-risk regions.

Supporting Statement: If the Company chooses, the review may consider developing guidelines on investing or withdrawing from areas where the government has engaged in systematic human rights violations.

In its review and report, the Company might also consider a congruency analysis between its stated corporate values and Company operations in certain regions, which raises an issue of misalignment with those corporate values, and stating the justification for such exceptions.

For example our CEO bashed state-level religious freedom laws as anti-homosexual bigotry saying, “Apple is open. Open to everyone, regardless of where they come from, what they look like, how they worship or who they love. Regardless of what the law might allow in Indiana or Arkansas, we will never tolerate discrimination.” Yet, according to the Washington Post, Apple has a presence in 17 countries where homosexual acts are illegal. In four of those nations, homosexual acts are punishable by death. These company operations are inconsistent with Apple’s values as extolled by our CEO.

Additionally, Apple’s stated policies call for massive reductions in CO2 emissions. However, Apple has manufacturing operations in China – the world’s largest emitter of CO2 with a questionable record on human rights and religious freedom. Again, operations in this region appear to conflict with Apple’s stated values and policies.

The proponent believes that Apple’s record to date demonstrates a gap between its lofty rhetoric / aspirations and its performance. The requested report would play a role in illuminating and addressing the factors accounting for this gap.

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Apple’s Statement in Opposition to Proposal No. 7

The Board recommends a vote AGAINST Proposal No. 7.

Apple’s products are loved by users all over the world. We believe we are fortunate to serve our customers, and we have operations in many countries to reach them and support our business, including research and development, sales and marketing, and retail stores. For example, in 2015, Apple opened its first retail stores in the Middle East: Apple Store Mall of the Emirates in Dubai and Apple Store Yas Mall in Abu Dhabi, both in the United Arab Emirates.

Our selection of the countries in which we operate is based on a wide range of factors relating to our business strategy. But our values and our principles of business conduct apply everywhere we do business.

We believe in equality for everyone, regardless of race, age, gender, gender identity, ethnicity, religion, or sexual orientation. That applies throughout our company, around the world, with no exceptions.

We have also adopted a Supplier Code of Conduct to promote our standards of social and environmental responsibility and ethical conduct throughout our supply chain. Often, these standards exceed what local laws require. In 2014, Apple conducted 633 supply chain audits on labor and human rights, health and safety, and environment, covering over 1.5 million workers in 19 countries. Since 2007, Apple has trained more than 8 million workers on their rights. We do this because we believe that it drives accountability and improvement throughout our supply chain and ultimately has a positive impact on the communities we’re a part of. More information is available about our work at apple.com/supplier-responsibility/.

This proposal requests a report on Apple’s guidelines for selecting countries for our operations. We do not believe that this would be a productive use of company resources. For example, such a report would necessarily have to omit proprietary information and would therefore be an incomplete picture of our approach. Moreover, we believe that Apple’s commitment to protecting and promoting human rights has already been demonstrated by both effective action and transparency about our work. Accordingly, the requested report is unnecessary and would not provide meaningful information to shareholders.

For all of the reasons above, the Board recommends a vote AGAINST Proposal No. 7.

Vote Required

Approval of Proposal No. 7 requires the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute a quorum.

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Proposal No. 8 – Shareholder Proposal

Apple has been advised that Mr. James McRitchie, 9295 Yorkship Court, Elk Grove, CA 95758, who has indicated he is a beneficial owner of at least $2,000 in market value of Apple’s common stock, intends to submit the following proposal at the Annual Meeting:

Proposal 8 – Shareholder Proxy Access

RESOLVED: Shareholders of Apple Inc. (the “Company”) ask the board of directors (the “Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or an unrestricted number of shareholders forming a group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving or two, whichever is greater. This bylaw shall supplement existing rights under Company bylaws, providing that a Nominator must:

a)  have beneficially owned 3% or more of the Company’s outstanding common stock, including recallable loaned stock, continuously for at least three years before submitting the nomination;

b)  give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission (SEC) rules about (i) the nominee, including consent to being named in proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c)  certifying that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business, not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority given to multiple nominations exceeding the one-quarter limit. No additional restrictions shall be placed on re-nominations.

Supporting Statement: The SEC’s universal proxy access Rule 14a-11 (https://www.sec.gov/rules/final/2010/33-9136.pdf) was vacated after a court decision regarding the SEC’s cost-benefit analysis. Therefore, proxy access rights must be established on a company-by-company basis. Subsequently, Proxy Access in the United States: Revisiting the Proposed SEC Rule (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1) a cost-benefit analysis by CFA Institute, found proxy access would “benefit both the markets and corporate boardrooms, with little cost or disruption,” raising US market capitalization by up to $140.3 billion. Public Versus Private Provision

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of Governance: The Case of Proxy Access (http://ssrn.com/abstract=2635695) found a 0.5 percent average increase in shareholder value for proxy access targeted firms.

Enhance shareholder value. Vote for Shareholder Proxy Access – Proposal 8

Apple’s Statement in Opposition to Proposal No. 8

The Board recommends a vote AGAINST Proposal No. 8.

Apple has adopted proxy access for director nominations by our shareholders. Adoption of this proposal would therefore be moot and unnecessary.

On December 21, 2015, the Board amended Apple’s bylaws to adopt proxy access provisions consistent with market practice and other Fortune 500 companies. In particular, Apple adopted provisions that permit a shareholder, or a group of up to twenty shareholders, owning at least three percent of Apple’s outstanding shares of common stock continuously for at least three years to nominate and include in Apple’s annual meeting proxy materials director nominees constituting up to twenty percent of the Board, provided that the shareholder(s) and nominee(s) satisfy the requirements specified in the bylaws, which are available at investor.apple.com/corporate-governance.cfm.

Prior to amending the bylaws, Apple closely monitored proxy access developments and reached out to many of our shareholders on this issue. These discussions provided valuable feedback, including the particular proxy access parameters that Apple’s shareholders view as appropriate for Apple. Based on these discussions, Apple adopted proxy access provisions that protect Apple, best serve the interests of our shareholders, and are consistent with market practice and other Fortune 500 companies.

Apple is proud to continue its leadership in corporate governance matters. As reported by the Financial Times (Stephen Foley, Campaigners Hail Apple Shareholder Move, The Financial Times, December 23, 2015), Patrick McGurn, special counsel at ISS, the shareholder advisory group, responded to Apple’s adoption of proxy access by stating that “other boards are likely to look to such respected companies and are likely to examine this issue now.”

Beyond mere proxy access, Apple’s bylaws also keep directors accountable to shareholders by providing for an automatic end to the term for any director that fails to be elected by an affirmative vote of a majority of the shares represented and voting in an uncontested election. Under similar circumstances, other companies may require that a director submit a resignation letter but the board of directors usually has discretion as to whether to accept such resignation letter – potentially leaving a director that is not supported by a majority of the shareholders on the board indefinitely. Under Apple’s bylaws, Apple does not require a resignation letter as the term of a director that is not supported by a majority of the shares represented and voting in an uncontested election ends automatically. Apple believes this process fosters accountability and responsiveness to shareholders.

Accordingly, after thorough consideration of appropriate proxy access parameters and extensive engagement with many of our shareholders, Apple proactively adopted proxy access provisions consistent with market practice and other Fortune 500 companies, thereby making this proposal moot and unnecessary.

For all of the reasons above, the Board recommends a vote AGAINST Proposal No. 8.

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Vote Required

Approval of Proposal No. 8 requires the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute a quorum.

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Other Matters

Apple knows of no other matters to be submitted to the shareholders at the Annual Meeting, other than the proposals referred to in this Proxy Statement. If any other matters properly come before the shareholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

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AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee consists of four members: Ron Sugar, who serves as the Chair of the Committee, Bob Iger, Art Levinson, and Sue Wagner.* Each member is an independent director under NASDAQ, NYSE, and SEC audit committee structure and membership requirements. The Audit and Finance Committee has certain duties and powers as described in its written charter adopted by the Board. A copy of the charter is available on Apple’s website at investor.apple.com/corporate-governance.cfm.

The Audit and Finance Committee assists the Board in the oversight and monitoring of Apple’s financial statements and other financial information provided by Apple to our shareholders and others, as well as oversight and monitoring of Apple’s independent registered public accounting firm, Apple’s internal audit department, Apple’s accounting policies and the system of internal controls established by management and the Board, significant financial transactions, and enterprise risk management. The Audit and Finance Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of Apple’s financial statements.

In fulfilling its oversight responsibility of appointing and reviewing the services performed by Apple’s independent registered public accounting firm, the Audit and Finance Committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit services.

Apple maintains an auditor independence policy that, among other things, prohibits Apple’s independent registered public accounting firm from performing non-financial consulting services, such as information technology consulting and internal audit services. This policy mandates that the Audit and Finance Committee approve in advance the audit and permissible non-audit services to be performed by the independent registered public accounting firm and the related budget, and that the Audit and Finance Committee be provided with quarterly reporting on actual spending. This policy also mandates that Apple may not enter into engagements with Apple’s independent registered public accounting firm for non-audit services without the express pre-approval of the Audit and Finance Committee.

The Audit and Finance Committee has reviewed and discussed the audited financial statements for the year ended September 26, 2015 with Apple’s management and Ernst & Young LLP, Apple’s independent registered public accounting firm. The Audit and Finance Committee has also discussed with Ernst & Young the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (PCAOB).

The Audit and Finance Committee also has received and reviewed the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit and Finance Committee concerning independence, and has discussed with Ernst & Young its independence from Apple.

Based on the reviews and discussions referred to above, the Audit and Finance Committee recommended to the Board that the financial statements referred to above be included in Apple’s Annual Report on Form 10-K for the year ended September 26, 2015.

Members of the Audit and Finance Committee

Ron Sugar (Chair) | Bob Iger | Art Levinson | Sue Wagner

*

In December 2015, Mr. Bell was appointed to the Audit Committee in place of Mr. Iger. Mr. Bell did not participate in the Audit Committee’s review, discussion or recommendation with respect to the matters covered by the Audit Committee’s report in this Proxy Statement.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows certain information as of December 28, 2015 (the “Table Date”), unless otherwise indicated, with respect to the beneficial ownership of Apple’s common stock by: (i) each person Apple believes beneficially holds more than 5% of the outstanding shares of Apple’s common stock based solely on Apple’s review of SEC filings; (ii) each director and nominee; (iii) each named executive officer listed in the table entitled “Summary Compensation Table—2015, 2014, and 2013” under the section entitled “Executive Compensation”; and (iv) all directors and executive officers as a group. As of the Table Date, 5,544,487,000 shares of Apple’s common stock were issued and outstanding. Unless otherwise indicated, all persons named as beneficial owners of Apple’s common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned. In addition, unless otherwise indicated, the address for each person named below is c/o Apple Inc., 1 Infinite Loop, Cupertino, California 95014.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)		Percent of Common Stock Outstanding

The Vanguard Group	332,239,563	(2)	5.99%

BlackRock, Inc.	315,862,269	(3)	5.70%

Angela Ahrendts	95,042	(4)	*

James Bell	1,538	(5)	*

Tim Cook	1,039,598	(6)	*

Eddy Cue	46,177	(7)	*

Al Gore	718,773	(8)	*

Bob Iger	44,645	(9)	*

Andrea Jung	126,193	(10)	*

Art Levinson	1,466,685	(11)	*

Luca Maestri	210	(12)	*

Dan Riccio	40,755	(13)	*

Bruce Sewell	47,593	(14)	*

Ron Sugar	17,359	(15)	*

Sue Wagner	7,454	(16)	*

All current executive officers and directors as a group (17 persons)	4,246,074	(17)	*

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(1)

Represents shares of Apple’s common stock held, options held that were exercisable at the Table Date or within 60 days thereafter and RSUs held that will vest within 60 days after the Table Date. Does not include RSUs that vest more than 60 days after the Table Date. RSUs are awards granted by Apple and payable, subject to vesting requirements, in shares of Apple’s common stock.

(2)

Represents shares of Apple’s common stock beneficially owned as of December 31, 2014, based on a Schedule 13G filed on February 10, 2015, by The Vanguard Group. In such filing, The Vanguard Group lists its address as 100 Vanguard Blvd., Malvern, PA 19355, and indicates that it has sole voting power with respect to 10,208,579 shares of Apple’s common stock, sole dispositive power with respect to 322,573,028 shares of Apple’s common stock, and shared dispositive power with respect to 332,239,563 shares of Apple’s common stock.

(3)

Represents shares of Apple’s common stock beneficially owned as of December 31, 2014, based on a Schedule 13G/A filed on February 2, 2015, by BlackRock, Inc. In such filing, BlackRock, Inc. lists its address as 55 East 52nd Street, New York, NY 10022, and indicates that it has sole voting power with respect to 262,184,553 shares of Apple’s common stock, shared voting power with respect to 74,225 shares of Apple’s common stock, sole dispositive power with respect to 315,862,269 shares of Apple’s common stock, and shared dispositive power with respect to 74,225 shares of Apple common stock.

(4)	Excludes 693,601 unvested RSUs held by Ms. Ahrendts that are not scheduled to vest within 60 days after the Table Date.

(5)	Includes 1,007 unvested RSUs held by Mr. Bell that are scheduled to vest on February 1, 2016.

(6)

Represents 1,039,598 shares of Apple’s common stock held in the name of Mr. Cook’s trust and excludes 4,760,000 unvested RSUs held by Mr. Cook that are not scheduled to vest within 60 days after the Table Date.

(7)

Represents 46,177 shares of Apple’s common stock held in the name of Mr. Cue’s trust and excludes 1,094,104 unvested RSUs held by Mr. Cue that are not scheduled to vest within 60 days after the Table Date.

(8)

Includes 275,779 shares of Apple’s common stock that Mr. Gore has the right to acquire by exercise of stock options and 2,008 unvested RSUs held by Mr. Gore that are scheduled to vest on February 1, 2016.

(9)	Includes 525 shares of Apple’s common stock held by Mr. Iger’s spouse, and 2,008 unvested RSUs held by Mr. Iger that are scheduled to vest on February 1, 2016.

(10)

Includes 109,590 shares of Apple’s common stock that Ms. Jung has the right to acquire by exercise of stock options and 2,008 unvested RSUs held by Ms. Jung that are scheduled to vest on February 1, 2016.

(11)

Includes 14,000 shares of Apple’s common stock held by Dr. Levinson’s spouse, 317,394 shares of Apple’s common stock that Dr. Levinson has the right to acquire by exercise of stock options and 2,008 unvested RSUs held by Dr. Levinson that are scheduled to vest on February 1, 2016.

(12)	Excludes 551,644 unvested RSUs held by Mr. Maestri that are not scheduled to vest within 60 days after the Table Date.

(13)	Excludes 744,104 unvested RSUs held by Mr. Riccio that are not scheduled to vest within 60 days after the Table Date.

(14)	Excludes 1,094,104 unvested RSUs held by Mr. Sewell that are not scheduled to vest within 60 days after the Table Date.

(15)	Includes 2,008 unvested RSUs held by Dr. Sugar that are scheduled to vest on February 1, 2016.

(16)	Includes 1,800 shares of Apple’s common stock held by Ms. Wagner’s spouse and 2,008 unvested RSUs held by Ms. Wagner that are scheduled to vest on February 1, 2016.

(17)

Includes 702,763 shares of Apple’s common stock that executive officers and directors have the right to acquire by exercise of stock options and 13,055 unvested RSUs that are scheduled to vest within 60 days after the Table Date. Excludes 12,034,118 unvested RSUs held by executive officers that are not scheduled to vest within 60 days after the Table Date.

*	Represents less than 1% of the issued and outstanding shares of Apple’s common stock as of the Table Date.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Apple’s officers and directors, and persons who own more than ten percent of a registered class of Apple’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent shareholders also are required by SEC rules to furnish Apple with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to Apple, and on written representations from the reporting persons, Apple believes that all Section 16(a) filing requirements applicable to Apple’s directors and officers were timely met during 2015.

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EQUITY COMPENSATION PLAN INFORMATION

The following table shows information, as of September 26, 2015, concerning shares of Apple’s common stock authorized for issuance under Apple’s equity compensation plans. As of September 26, 2015, other than as described below, no equity securities were authorized for issuance under equity compensation plans not approved by shareholders.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)(2) ($)(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by shareholders(3)	102,494,103	(4)	16.64	497,068,429	(5)

(1)

The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding stock options and does not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs, which have no exercise price.

(2)	The weighted-average remaining contractual term of Apple’s outstanding stock options as of September 26, 2015 was 4.1 years.

(3)

This table does not include equity awards that have been assumed by Apple in connection with the acquisition of other companies. As of September 26, 2015, an additional 179,211 shares of Apple’s common stock were subject to outstanding stock options assumed in connection with acquisitions of other companies (with a weighted-average exercise price of $6.17 per share). Shares issued in respect of these assumed awards do not count against the share limits of the 2014 Plan.

(4)

This number includes the following: 49,971,842 shares subject to outstanding awards granted under the 2014 Plan, of which 233,079 shares were subject to outstanding stock options and 49,738,763 shares were subject to outstanding RSU awards; 51,807,450 shares subject to outstanding awards granted under the 2003 Plan, of which 91,528 shares were subject to outstanding stock options and 51,715,922 shares were subject to outstanding RSU awards; and 714,811 shares subject to outstanding awards granted under the Director Plan, of which 702,763 shares were subject to outstanding stock options and 12,048 shares were subject to outstanding RSU awards.

(5)

This number includes 442,885,525 shares available for issuance under the 2014 Plan, 53,016,211 shares reserved for issuance under the Employee Stock Purchase Plan, and 1,166,693 shares available for issuance under the Director Plan. Shares issued in respect of awards other than stock options and stock appreciation rights granted under the 2014 Plan and the Director Plan count against the shares available for grant under the applicable plan as two shares for every share granted.

Dated: January 6, 2016

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ANNEX A

APPLE INC. 2014 EMPLOYEE STOCK PLAN

(As Amended and Restated as of             , 2016)

SECTION 1. INTRODUCTION.

This 2014 Employee Stock Plan was approved by the Company’s shareholders on February 28, 2014 (the “Approval Date”). The Plan was subsequently amended and restated by the Board as set forth herein on November 17, 2015, subject to approval by the Company’s shareholders at the Annual Meeting on February 26, 2016.

The purpose of the Plan is to promote the long-term success of the Company and the creation of shareholder value by offering Participants the opportunity to share in such long-term success by acquiring a proprietary interest in the Company.

The Plan seeks to achieve this purpose by providing for discretionary long-term incentive Awards in the form of Options (which may be Incentive Stock Options or Nonstatutory Stock Options), Stock Appreciation Rights, Stock Grants, Restricted Stock Units and Cash Bonus Awards.

Capitalized terms shall have the meaning provided in Section 2 unless otherwise provided in this Plan or any related Award Agreement.

SECTION 2. DEFINITIONS.

(a)	“2003 Plan” means the Apple Inc. 2003 Employee Stock Plan as amended from time to time.

(b)

“Applicable Laws” means all applicable securities, tax and exchange control laws, rules, regulations and requirements relating to the administration of stock plans, including, but not limited to, all applicable U.S. federal and state laws, the rules and regulations of any stock exchange or quotation system on which the Common Stock is listed or quoted, and the applicable securities, tax and exchange control laws, rules, regulations or requirements of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan or where Participants reside or provide services, as such laws, rules, regulations and requirements shall be in place from time to time.

(c)	“Award” means an Option, SAR, Stock Grant, Restricted Stock Unit or Cash Bonus Award.

(d)

“Award Agreement” means any Stock Option Agreement, SAR Agreement, Stock Grant Agreement, Restricted Stock Unit Agreement or any written document that evidences a Cash Bonus Award granted under the Plan. Award Agreements shall consist of either (1) a written award agreement in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (2) an electronic notice of award grant in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking award grants under the Plan generally, as the Committee may provide and, in each case and if required by the Committee, executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company (other than the particular Award recipient) to execute any or all Award Agreements on behalf of the Company.

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(e)	“Board” means the Board of Directors of the Company, as constituted from time to time.

(f)	“Cash Bonus Award” means an Award granted pursuant to Section 10(b) of the Plan.

(g)

“Cashless Exercise” means, to the extent that a Stock Option Agreement so provides and as permitted by Applicable Laws, one or both of (i) a program approved by the Committee in which payment of the aggregate Exercise Price and/or satisfaction of any applicable tax withholding obligations may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares subject to an Option and to deliver all or part of the sale proceeds to the Company, or (ii) allowing an Option to be exercised by the Participant irrevocably instructing the Company to withhold a number of Shares subject to the Option having a Fair Market Value on the date of exercise equal to the sum of (x) the product of (A) the Exercise Price multiplied by (B) the number of Shares in respect of which the Option shall have been exercised, plus (y) any applicable tax withholding obligations.

(h)	“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

(i)	“Committee” has the meaning given to such term in Section 3.

(j)	“Common Stock” means the Company’s common stock.

(k)	“Company” means Apple Inc., a California corporation.

(l)	“Consultant” means an individual who provides bona fide services to the Company, a Parent or a Subsidiary, other than as an Employee or Director.

(m)

“Covered Employee” means each Participant who the Committee determines is, or may be at the time the Company otherwise could deduct for Federal income tax purposes amounts in respect of an Award, subject to the limitations of Code Section 162(m).

(n)	“Director” means a member of the Board.

(o)

“Disability” means that the Participant is classified as disabled under the long-term disability policy of the Company or, if no such policy applies, the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months; provided, however, that with respect to an Option intended to qualify as an ISO, “Disability” shall mean a “permanent and total disability” within the meaning of Code Section 22(e)(3).

(p)	“Employee” means any individual who provides services as an employee of the Company, a Parent or a Subsidiary (including any Director that is also an Employee).

(q)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r)

“Exercise Price” means, in the case of an Option, the amount for which a Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value at the time such SAR is exercised in determining the amount payable upon exercise of such SAR.

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(s)

“Fair Market Value” means, unless otherwise determined or provided by the Committee in the circumstances, the closing price (in regular trading) for a Share on the NASDAQ Stock Market (the “Market”) for the date in question or, if no sales of Common Stock were reported on the Market on that date, the last price (in regular trading) for a Share on the Market for the next preceding day on which sales of Common Stock were reported on the Market. The Committee may, however, provide with respect to one or more Awards that the Fair Market Value shall equal the last price for a Share on the Market on the last trading day preceding the date in question or the average of the high and low trading prices of a Share on the Market for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on the Market as of the applicable date, the Fair Market Value of the Common Stock shall be the value as reasonably determined by the Committee for purposes of the Award in the circumstances. The Committee also may adopt a different methodology for determining Fair Market Value with respect to one or more Awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular Award(s) (for example, and without limitation, the Committee may provide that Fair Market Value for purposes of one or more Awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

(t)	“Fiscal Year” means the Company’s fiscal year.

(u)	“Full-Value Awards” means Awards granted under the Plan other than Options and SARs.

(v)	“Full-Value Award Ratio” means the share-counting ratio applicable to Full-Value Awards as specified in Section 5(b) of the Plan.

(w)	“Grant Date” means the date on which the Committee makes the determination to grant an Award or such later date as the Committee may specify in making such determination.

(x)	“Incentive Stock Option” or “ISO” means an incentive stock option described in Code Section 422.

(y)	“Non-Employee Director” means a member of the Board who is not an Employee.

(z)	“Nonstatutory Stock Option” or “NSO” means a stock option that is not an ISO.

(aa)	“Option” means an ISO or NSO granted under the Plan entitling the Participant to purchase Shares upon satisfaction of the conditions contained in the Plan and the applicable Award Agreement.

(bb)

“Parent” means any corporation or other entity that beneficially owns directly or indirectly a majority of the Company’s outstanding voting stock or voting power. An entity that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(cc)	“Participant” means an Employee or Consultant who has been selected by the Committee to receive an Award under the Plan or any individual, estate or other entity that holds an Award.

(dd)

“Performance Goals” means one or more objective measurable performance goals established by the Committee with respect to a Performance Period based upon one or more of the following criteria: (i) operating income; (ii) earnings before interest, taxes, depreciation and amortization; (iii) earnings; (iv) cash flow; (v) market share; (vi) sales or revenue; (vii) expenses; (viii) cost of goods sold; (ix) profit/loss or profit margin; (x) working capital; (xi) return on equity or assets; (xii) earnings

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per share; (xiii) total shareholder return; (xiv) price/earnings ratio; (xv) debt or debt-to-equity; (xvi) accounts receivable; (xvii) writeoffs; (xviii) cash; (xix) assets; (xx) liquidity; (xxi) operations; (xxii) intellectual property (e.g., patents); (xxiii) product development; (xxiv) manufacturing, production or inventory; (xxv) mergers and acquisitions or divestitures; and/or (xxvi) stock price. Any criteria used may be measured, as applicable, (a) in absolute terms, (b) in relative terms (including but not limited to, the passage of time and/or against other companies or financial metrics), (c) on a per share and/or share per capita basis, (d) against the performance of the Company as a whole or against particular entities, segments, operating units or products of the Company and/or (e) on a pre-tax or after tax basis. Awards granted to persons who are not Covered Employees may take into account any other factors deemed appropriate by the Committee.

(ee)

“Performance Period” means any period not exceeding 120 months as determined by the Committee, in its sole discretion. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

(ff)	“Plan” means this Apple Inc. 2014 Employee Stock Plan, as it may be amended from time to time.

(gg)

“Re-Price” or “Re-Pricing” means any of the following actions taken by the Committee: (1) lowering or reducing the Exercise Price of an outstanding Option and/or outstanding SAR, (2) cancelling, exchanging or surrendering any outstanding Option and/or outstanding SAR in exchange for cash or another award for the purpose of repricing the award; (3) cancelling, exchanging or surrendering any outstanding Option and/or outstanding SAR in exchange for an Option or SAR with an Exercise Price that is less than the Exercise Price of the original award; and (4) any other action that is treated as a repricing under U.S. generally accepted accounting principles; provided that, in each case, a Re-Pricing (or Re-Price, as the case may be) shall not include (y) any action taken with shareholder approval, and (z) any adjustment of an Option or SAR pursuant to Section 11.

(hh)	“Restricted Stock Unit” means a bookkeeping entry representing the equivalent of one Share awarded under the Plan and represents an unfunded and unsecured obligation of the Company.

(ii)	“Restricted Stock Unit Agreement” means the agreement described in Section 9 evidencing a Restricted Stock Unit Award.

(jj)	“SAR Agreement” means the agreement described in Section 7 evidencing a Stock Appreciation Right.

(kk)	“SEC” means the U.S. Securities and Exchange Commission.

(ll)	“Section 16 Persons” means those officers, directors or other persons who are subject to Section 16 of the Exchange Act.

(mm)	“Securities Act” means the U.S. Securities Act of 1933, as amended.

(nn)	“Share” means one share of Common Stock.

(oo)	“Stock Appreciation Right” or “SAR” means a stock appreciation right awarded under the Plan.

(pp)	“Stock Grant” means Shares awarded under the Plan pursuant to Section 8.

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(qq)	“Stock Grant Agreement” means the agreement described in Section 8 evidencing a Stock Grant.

(rr)	“Stock Option Agreement” means the agreement described in Section 6 evidencing an Option.

(ss)

“Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company. An entity that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(tt)

“10-Percent Stockholder” means an individual who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or of its parent corporation or subsidiary corporation (as defined in Code Sections 424(e) and (f)). In determining stock ownership, the attribution rules of Code Section 424(d) shall be applied.

(uu)

“Termination of Service” means (i) in the case of an Employee, a cessation of the provision of employment-related services by the Employee for the Company and its Subsidiaries for any reason, including but not by way of limitation, a termination by resignation, discharge, death, disability, or retirement, but excluding any such termination where there is a simultaneous reemployment by the Company or a Subsidiary and excluding any bona fide and Company (or Subsidiary) approved leave of absence; and (ii) in the case of a Consultant, a cessation of the service relationship (as determined by the Committee in its sole discretion) between the Consultant and the Company and its Subsidiaries for any reason, including but not by way of limitation, a termination by resignation, discharge, death or disability, but excluding any such termination where there is a simultaneous re-engagement of the Consultant by the Company or a Subsidiary. For purposes of the Plan and any Award, if an entity ceases to be a Subsidiary of the Company, a Termination of Service shall be deemed to have occurred with respect to each Employee and Consultant in respect of such Subsidiary who does not continue as an Employee or Consultant in respect of the Company or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status unless the Subsidiary that is sold, spun-off or otherwise divested (or its successor or a direct or indirect parent of such Subsidiary or successor) assumes the Employee’s or Consultant’s Award(s) in connection with such transaction. Notwithstanding the foregoing provisions of this definition, with respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Code Section 409A as to which a Termination of Service is or could be an event entitling the Award holder to the delivery of Shares or other payment, a Participant shall not be considered to have experienced a “Termination of Service” unless the Participant has experienced a “separation from service” within the meaning of Code Section 409A (a “Separation from Service”).

SECTION 3. ADMINISTRATION.

(a)

Committee Composition. The Board or a Committee appointed by the Board shall administer the Plan. The Committee shall generally have membership composition which enables (i) Awards to Section 16 Persons to qualify as exempt from liability under Section 16(b) of the Exchange Act and (ii) Awards to Covered Employees to qualify as performance-based compensation as provided under Code Section 162(m). However, the Board may also appoint one or more separate Committees, each composed of two or more directors of the Company who need not qualify under Rule 16b-3 or Code Section 162(m), that may administer the Plan with respect to Participants who are not Section 16 Persons or Covered Employees, respectively, may grant Awards under the Plan to such

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Participants and may determine all terms of such Awards. Members of any such Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Board may also at any time terminate the functions of any Committee and reassume all powers and authority previously delegated to the Committee.

The Board and any Committee appointed to administer the Plan is referred to herein as the “Committee.”

(b)

Authority of the Committee. Subject to the provisions of the Plan, the Committee shall have the full authority, in its sole discretion, to take any actions it deems necessary or advisable for the administration of the Plan. Such actions shall include:

(i)	selecting Participants who are to receive Awards under the Plan;

(ii)	determining the Fair Market Value for purposes of any Award;

(iii)	determining the type of and number of securities to be subject to each Award, and the Grant Date, vesting requirements and other features and conditions of such Awards;

(iv)	approving the forms of Award Agreements to be used under the Plan;

(v)	amending any outstanding Awards;

(vi)

accelerating the vesting or extending the post-termination exercise term of Awards at any time and under such terms and conditions as it deems appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 15;

(vii)	construing and interpreting the Plan and any agreements defining the rights and obligations of the Company, its Subsidiaries, and Participants under the Plan;

(viii)	correcting any defect, supplying any omission or reconciling any inconsistency in the Plan or any Award Agreement;

(ix)	adopting such rules or guidelines as it deems appropriate to implement the Plan;

(x)	authorizing any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously authorized by the Committee;

(xi)

adjusting the number of Shares subject to any Award, adjusting the price of any or all outstanding Awards or otherwise changing previously imposed terms and conditions, in such circumstances as the Committee may deem appropriate, in each case subject to Sections 5 and 15, and subject to the no Re-Pricing provision below;

(xii)

determining whether, and the extent to which, adjustments are required pursuant to Section 13 hereof and authorizing the termination, conversion, substitution or succession of Awards upon the occurrence of an event of the type described in Section 13;

(xiii)	acquiring or settling (subject to Sections 13 and 15) rights under Awards in cash, stock of equivalent value, or other consideration, subject to the no Re-Pricing provision below;

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(xiv)	making all other decisions relating to the operation of the Plan; and

(xv)

adopting such plans or subplans as may be deemed necessary or appropriate to comply with the laws of other countries, allow for tax-preferred treatment of Awards or otherwise provide for the participation by Participants who reside outside of the U.S.

In no event shall the Committee Re-Price any Option or SAR.

The Committee’s determinations under the Plan shall be final and binding on all persons. The Committee’s determinations under the Plan need not be the same for all persons.

(c)

Indemnification. To the maximum extent permitted by applicable laws, each member of the Committee shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

(d)

Reliance on Experts. In making any determination or in taking or not taking any action under the Plan, the Committee may obtain and may rely upon the advice of experts, including employees and professional advisors to the Company. No director, officer or agent of the Company or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

SECTION 4. GENERAL.

(a)	General Eligibility. Only Employees and Consultants shall be eligible to participate in the Plan. Non-Employee Directors are not eligible for Award grants under the Plan.

(b)

Incentive Stock Options. Only Participants who are Employees of the Company, a “parent corporation” of the Company (within the meaning of Code Section 424(e)) or a “subsidiary corporation” of the Company (within the meaning of Code Section 424(f)) shall be eligible for the grant of ISOs. In addition, a 10-Percent Stockholder shall not be eligible for the grant of an ISO unless the requirements set forth in Code Section 422(c)(5) are satisfied.

(c)	Restrictions on Transfer.

(i)

Unless otherwise expressly provided in (or pursuant to) this Section 4(c) or required by Applicable Law: (A) all Awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (B) Awards that are Options or Stock Appreciation Rights shall be exercised only by the Participant; and (C) amounts payable or Shares issuable pursuant to any Award shall be delivered only to (or for the account of) the Participant.

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(ii)

The Committee may permit Awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Committee may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with Applicable Laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Participant or by the Participant’s family members).

(iii)	The exercise and transfer restrictions in Section 4(c) shall not apply to:

(A)	transfers to the Company (for example, in connection with the expiration or termination of the Award),

(B)

the designation of a beneficiary to receive benefits in the event of the Participant’s death or, if the Participant has died, transfers to or exercise by the Participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

(C)	subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if approved or ratified by the Company,

(D)	if the Participant has suffered a Disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or

(E)

the authorization by the Committee of Cashless Exercise procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of Awards consistent with Applicable Laws and the express authorization of the Committee.

(d)

Beneficiaries. If permitted by the Committee in the Award Agreement, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior beneficiary designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

(e)

No Rights as a Shareholder. A Participant, or a transferee of a Participant, shall have no rights as a shareholder with respect to any Common Stock covered by an Award until such person has satisfied all of the terms and conditions to receive such Common Stock, has satisfied any applicable withholding or tax obligations relating to the Award and the Shares have been issued (as evidenced by an appropriate entry on the books of the Company or a duly authorized transfer agent of the Company).

(f)

Termination of Service. The Committee shall establish the effect of a Termination of Service on the rights and benefits under each Award under the Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of Award.

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(g)

Consideration. The purchase price for any Award granted under the Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Committee.

SECTION 5. SHARES SUBJECT TO PLAN AND SHARE LIMITS.

(a)

Basic Limitation. The stock issuable under the Plan shall be authorized but unissued Shares. The aggregate number of Shares that may be issued pursuant to Awards under the Plan, subject to adjustment pursuant to Section 11, is equal to:

(i)	385,000,000 Shares, plus

(ii)

the number of any Shares that remained available under the 2003 Plan for new award grants on the Approval Date, and determined immediately before giving effect to the termination of the authority to grant new awards under the 2003 Plan in connection with such approval, plus

(iii)

the number of any Shares subject to stock options granted under the 2003 Plan and outstanding as of the Approval Date which expire, or for any reason are cancelled or terminated, after the Approval Date without being exercised, plus

(iv)

the number of any Shares subject to restricted stock and restricted stock unit awards granted under the 2003 Plan that were outstanding and unvested on the Approval Date that are forfeited, terminated, cancelled or otherwise reacquired by the Company after the Approval Date without having become vested or that are exchanged by a Participant or withheld by the Company or one of its Subsidiaries after the Approval Date to satisfy the tax withholding obligations related to the award (in each case, with any such Shares increasing the Shares available for issuance under the Plan based on the Full-Value Award Ratio).

provided that in no event shall the Shares available for issuance under the Plan exceed 766,339,189 Shares (which is the sum of (1) the 385,000,000 Shares set forth above, plus (2) the number of Shares available for new award grants under the 2003 Plan on November 11, 2013, plus (3) the aggregate number of Shares subject to stock options previously granted and outstanding under the 2003 Plan as of November 11, 2013, plus (4) two (2) (the Full-Value Award Ratio) times the aggregate number of Shares subject to restricted stock and restricted stock units previously granted and outstanding under the 2003 Plan as of November 11, 2013).

(b)

Share Count. Shares issued pursuant to Awards under the Plan other than Options or SARs will count against the Shares available for issuance under the Plan as two (2) Shares for every one (1) Share issued in connection with the Award. Shares issued pursuant to the exercise of Options or SARs under the Plan will count against the Shares available for issuance under the Plan as one (1) Share for every one Share to which such exercise relates. For purposes of clarity, the total number of Shares subject to SARs that are exercised and settled in Shares, and the total number of Shares subject to Options that are exercised, shall be counted in full on a one-for-one basis against the number of Shares available for issuance under the Plan, regardless of the number of Shares actually issued upon settlement of the SARs or Options. If Awards are settled in cash, the Shares that would have been delivered had there been no cash settlement shall not be counted against the Shares available for issuance under the Plan. Except as provided in the next sentence, Shares that are subject to Awards that are forfeited, are terminated, fail to vest or for any other reason are not paid or

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delivered, shall again become available for Awards under the Plan; provided that any one (1) Share issued pursuant to a Stock Grant or subject to a Restricted Stock Unit Award (including Shares subject to stock-settled dividend equivalent rights) that is forfeited or terminated shall be credited as two (2) Shares when determining the number of Shares that shall again become available for Awards under the Plan if upon grant, the Shares underlying such forfeited or terminated Awards were counted as two (2) Shares against the Plan reserve. Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Option or SAR, as well as any Shares exchanged by a Participant or withheld by the Company or one of its Subsidiaries to satisfy the tax withholding obligations related to any Option or SAR, shall not be available for subsequent Awards under the Plan. Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Full-Value Award, as well as any Shares exchanged by a Participant or withheld by the Company or one of its Subsidiaries to satisfy the tax withholding obligations related to any Full-Value Award, shall be available for subsequent Awards under the Plan; provided that any one (1) Share so exchanged or withheld in connection with any Full-Value Award shall be credited as two (2) Shares when determining the number of Shares that shall again become available for Awards under the Plan if upon grant, the Shares underlying the related Full-Value Award were counted as two (2) Shares against the Plan reserve. Refer to Section 15(i) for application of the foregoing share limits with respect to substituted awards.

(c)	Share Limits

(i)	Limits on Options and SARs. No Participant shall receive Options or SARs during any Fiscal Year covering, in the aggregate, in excess of 7,000,000 Shares, subject to adjustment pursuant to Section 11.

(ii)

Limits on Stock Grants and Restricted Stock Units. No Participant shall receive Stock Grants or Restricted Stock Units during any Fiscal Year covering, in the aggregate, in excess of 7,000,000 Shares (for this purpose, (A) counting such Shares on a 1-for-1 basis and (B) for Stock Grants or Restricted Stock Units as to which the number of Shares earned is dependent on the level of attainment of performance vesting conditions, counting in respect thereof the number of Shares that may be earned at maximum performance), subject to adjustment pursuant to Section 11.

(d)

Reservation of Shares; No Fractional Shares. The Company shall at all times reserve a number of Shares sufficient to cover the Company’s obligations and contingent obligations to deliver Shares with respect to Awards then outstanding under the Plan (exclusive of (i) any Awards payable in cash and (ii) any dividend equivalent obligations to the extent the Company has the right to settle such rights in cash). No fractional Shares shall be delivered under the Plan. The Committee may pay cash in lieu of any fractional Shares in settlements of Awards under the Plan.

SECTION 6. TERMS AND CONDITIONS OF OPTIONS.

(a)

Stock Option Agreement. Each Option granted under the Plan shall be evidenced and governed exclusively by a Stock Option Agreement between the Participant and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Committee deems appropriate for inclusion in a Stock Option Agreement. Dividend equivalent rights shall not be awarded on Options. The provisions of the various Stock Option Agreements entered into under the

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Plan need not be identical. The Stock Option Agreement shall specify whether the Option is an ISO or an NSO.

(b)	Number of Shares. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option, which number is subject to adjustment in accordance with Section 11.

(c)

Exercise Price. Each Stock Option Agreement shall specify the Option’s Exercise Price which shall be established by the Committee and is subject to adjustment in accordance with Section 11. The Exercise Price of an Option shall not be less than 100% of the Fair Market Value (110% for an ISO granted to a 10-Percent Stockholder) on the Grant Date.

(d)

Exercisability and Term. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable and/or any performance conditions or Performance Goals pursuant to Section 10 that must be satisfied before the Option may be exercised. The Stock Option Agreement shall also specify the maximum term of the Option; provided that the maximum term of an Option shall in no event exceed seven (7) years from the Grant Date. A Stock Option Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, retirement or other circumstances that the Committee may determine to be appropriate and may provide for tolling of vesting in the event of a Participant’s leave of absence. Notwithstanding any other provision of the Plan or the Stock Option Agreement, no Option can be exercised after the expiration date provided in the applicable Stock Option Agreement.

(e)

Method of Exercise. An Option may be exercised, in whole or in part, by giving written notice of exercise to the Company or the Company’s designee (or, subject to Applicable Laws and if the Company permits, by electronic or voice methods) of the number of Shares to be purchased. Such notice shall be accompanied by payment in full of the aggregate Exercise Price, plus any required withholdings (unless satisfactory arrangements have been made to satisfy such withholdings). The Company reserves the right to delay issuance of the Shares until such payment obligations are fully satisfied.

(f)	Payment for Option Shares. The Exercise Price of an Option shall be paid in cash at the time of exercise, except as follows and if so provided for in the applicable Stock Option Agreement:

(i)	Cashless Exercise. Payment of all or a part of the Exercise Price may be made through Cashless Exercise.

(ii)	Other Forms of Payment. Payment may be made in any other form that is consistent with Applicable Laws, regulations and rules and approved by the Committee.

In the case of an ISO granted under the Plan, except to the extent permitted by Applicable Laws, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. In the case of an NSO granted under the Plan, the Committee may, in its discretion at any time, accept payment in any form(s) described in this Section 6(f).

SECTION 7. TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS.

(a)

SAR Agreement. Each SAR granted under the Plan shall be evidenced by a SAR Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. A SAR

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Agreement may provide for a maximum limit on the amount of any payout notwithstanding the Fair Market Value on the date of exercise of the SAR. Dividend equivalent rights shall not be awarded on SARs. The provisions of the various SAR Agreements entered into under the Plan need not be identical.

(b)	Number of Shares. Each SAR Agreement shall specify the number of Shares to which the SAR pertains, which number is subject to adjustment in accordance with Section 11.

(c)

Exercise Price. Each SAR Agreement shall specify the Exercise Price, which is subject to adjustment in accordance with Section 11. A SAR Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the SAR is outstanding, provided that in all cases and at all times the Exercise Price of a SAR shall not be less than 100% of the Fair Market Value on the Grant Date.

(d)

Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable and/or any performance conditions or Performance Goals pursuant to Section 10 that must be satisfied before the SAR is exercised. The SAR Agreement shall also specify the maximum term of the SAR which shall not exceed seven (7) years from the Grant Date. A SAR Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, retirement or other circumstances the Committee may determine to be appropriate and may provide for tolling of vesting in the event of a Participant’s leave of absence. SARs may be awarded in combination with Options or Stock Grants, and such an Award shall provide that the SARs will not be exercisable unless the related Options or Stock Grants are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or at any subsequent time. Notwithstanding any other provision of the Plan or the SAR Agreement, no SAR can be exercised after the expiration date provided in the applicable SAR Agreement.

(e)

Exercise of SARs. Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after Participant’s death) shall receive from the Company (i) Shares, (ii) cash or (iii) any combination of Shares and cash, as the Committee shall determine at the time of grant of the SAR, in its sole discretion. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the aggregate Fair Market Value (on the date of exercise) of the Shares subject to the exercised SARs exceeds the aggregate Exercise Price of the exercised SARs.

SECTION 8. TERMS AND CONDITIONS FOR STOCK GRANTS.

(a)	Time, Amount and Form of Awards. Awards under this Section 8 may be granted in the form of a Stock Grant.

(b)

Stock Grant Agreement. Each Stock Grant awarded under the Plan shall be evidenced and governed exclusively by a Stock Grant Agreement between the Participant and the Company. Each Stock Grant shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan that the Committee deems appropriate for inclusion in the applicable Stock Grant Agreement. The provisions of the Stock Grant Agreements entered into under the Plan need not be identical.

(c)	Number of Shares. Each Stock Grant Agreement shall specify the number of Shares to which the Stock Grant pertains, which number is subject to adjustment in accordance with Section 11.

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(d)

Vesting Conditions. The Committee shall determine the vesting schedule of each Stock Grant. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Grant Agreement, which may include performance conditions or Performance Goals pursuant to Section 10.

(e)

Voting and Dividend Rights. The holder of a Stock Grant awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other shareholders, except as otherwise stated in the Stock Grant Agreement; provided, however, that any dividends as to the portion of a Stock Grant that is subject to performance-based vesting requirements will be subject to forfeiture and termination (or repayment, as applicable) to the same extent as the corresponding portion of the Stock Grant to which such dividends relate. A Stock Grant Agreement may require that the holder of such Stock Grant invest any cash dividends received in additional Shares subject to the Stock Grant. Such additional Shares and any Shares received as a dividend pursuant to the Stock Grant shall be subject to the same conditions and restrictions as the Stock Grant with respect to which the dividends were paid.

SECTION 9. TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS.

(a)

Restricted Stock Unit Agreement. Each Restricted Stock Unit granted under the Plan shall be evidenced by a Restricted Stock Unit Agreement between the Participant and the Company. Such Restricted Stock Unit shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Unit Agreements entered into under the Plan need not be identical.

(b)

Number of Shares. Each Restricted Stock Unit Agreement shall specify the number of Restricted Stock Units to which the Restricted Stock Unit Award pertains, which number is subject to adjustment in accordance with Section 11.

(c)

Vesting Conditions. The Committee shall determine the vesting schedule of each Restricted Stock Unit Award. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Unit Agreement, which may include performance conditions or Performance Goals pursuant to Section 10.

(d)

Form and Time of Settlement of Restricted Stock Units. Settlement of vested Restricted Stock Units may be made in the form of (i) cash, (ii) Shares or (iii) any combination of both, as determined by the Committee at the time of the grant of the Restricted Stock Units, in its sole discretion. Vested Restricted Stock Units may be settled in a lump sum or in installments as determined by the Committee and provided in the Restricted Stock Unit Agreement. The distribution may occur or commence when the vesting conditions applicable to the Restricted Stock Units have been satisfied or have lapsed, or, if the Committee so provides in the Restricted Stock Unit Agreement, it may be deferred, in accordance with Applicable Laws, to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents, as determined by the Committee and provided in the Restricted Stock Unit Agreement.

(e)

Voting and Dividend Rights. The holders of Restricted Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Restricted Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Restricted Stock Unit is

Apple Inc. | 2016 Proxy Statement | A-13

outstanding. Dividend equivalents may be converted into additional Restricted Stock Units and may (and will, to the extent required below) be made subject to the same conditions and restrictions as the Restricted Stock Units to which they attach. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Dividend equivalents as to Restricted Stock Units that are subject to performance-based vesting requirements will be subject to forfeiture and termination to the same extent as the corresponding Restricted Stock Units to which the dividend equivalents relate.

(f)

Creditors’ Rights. A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Restricted Stock Unit Agreement.

SECTION 10. PERFORMANCE-BASED AWARDS; CASH BONUS AWARDS.

(a)

General. The Committee may, in its discretion, include performance conditions in an Award. If performance conditions are included in Awards to Covered Employees and such Awards are intended to qualify as “performance-based compensation” under Code Section 162(m), then such Awards will be subject to the achievement of Performance Goals with respect to a Performance Period established by the Committee. Such Awards shall be granted and administered pursuant to the requirements of Code Section 162(m), unless the Committee subsequently determines that such Awards are not, or are no longer, intended to qualify as “performance-based compensation” under Code Section 162(m). The Committee may provide at the time it establishes the applicable Performance Goals, or at a later time which is within the period during which Performance Goals in respect of the applicable Award may be established consistent with the Award qualifying as “performance-based compensation” under Code Section 162(m), for the Performance Goals (or performance against the Performance Goals, as the case may be) to be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other events specified by the Committee. Before any Shares underlying an Award or any Award payments are released to a Covered Employee with respect to a Performance Period, the Committee shall certify in writing that the Performance Goals for such Performance Period have been satisfied. Awards with performance conditions that are granted to Participants who are not Covered Employees need not comply with the requirements of Code Section 162(m).

(b)

Cash Bonus Awards. The Committee may, in its discretion, grant Cash Bonus Awards under the Plan to one or more Employees of the Company or any of its Subsidiaries. Cash Bonus Awards may be subject to performance conditions as described in Section 10(a). To the extent Cash Bonus Awards are granted to Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m), such Cash Bonus Awards shall be subject to the requirements of Code Section 162(m), including without limitation, the establishment of Performance Goals and certification of performance by the Committee as set forth above, unless the Committee subsequently determines that such Cash Bonus Awards are not, or are no longer, intended to qualify as “performance-based compensation” under Code Section 162(m). In addition, the aggregate amount of compensation to be paid to any one Participant in any one Fiscal Year in respect of all Cash Bonus Awards granted pursuant to this Section 10(b) shall not exceed $30,000,000. For purposes of clarity of the preceding sentence, “Cash Bonus Awards granted pursuant to this Section 10(b)” shall not include (i) Restricted Stock Unit awards settled in cash based on the fair

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market value of the Shares subject thereto, which Awards are subject to the limit set forth in Section 5(c)(ii), (ii) cash-settled SARs, which are subject to the limit set forth in Section 5.2(c)(i), and (iii) discretionary cash incentive payments awarded by the Board or the Committee outside of the Plan.

(c)

Expiration of Grant Authority. As required pursuant to Code Section 162(m) and the regulations promulgated thereunder, the Committee’s authority to grant new Awards that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code (other than Options and SARs) shall terminate upon the first meeting of the Company’s shareholders that occurs in 2021, subject to extension upon shareholder re-approval of the “material terms of the performance goal” under the Plan, as described in the regulations promulgated under Code Section 162(m).

SECTION 11. PROTECTION AGAINST DILUTION.

(a)

Adjustments. Subject to Section 12, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Company, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock, then the Committee shall equitably and proportionately adjust (1) the number and type of Shares (or other securities) that thereafter may be made the subject of Awards (including the specific Share limits, maximums and numbers of Shares set forth elsewhere in the Plan), (2) the number, amount and type of Shares (or other securities or property) subject to any outstanding Awards, (3) the grant, purchase, or Exercise Price of any outstanding Awards, and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding Awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by the Plan and the then-outstanding Awards.

Unless otherwise expressly provided in the applicable Award Agreement, upon (or, as may be necessary to effect the adjustment, immediately prior to) any event or transaction described in the preceding paragraph or a sale of all or substantially all of the business or assets of the Company as an entirety, the Company shall equitably and proportionately adjust the Performance Goals applicable to any then-outstanding performance-based Awards to the extent necessary to preserve (but not increase) the level of incentives intended by the Plan and the then-outstanding performance-based Awards.

It is intended that, unless otherwise determined by the Committee, any adjustments contemplated by the preceding two paragraphs be made in a manner that satisfies applicable legal, tax (including, without limitation and as applicable in the circumstances, Code Sections 424 409A and 162(m)) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements.

Without limiting the generality of Section 3, any good faith determination by the Committee as to whether an adjustment is required in the circumstances pursuant to this Section 11(a), and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

Apple Inc. | 2016 Proxy Statement | A-15

(b)

Participant Rights. Except as provided in this Section 11, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class. If by reason of an adjustment pursuant to this Section 11 a Participant’s Award covers additional or different shares of stock or securities, then such additional or different shares and the Award in respect thereof shall be subject to all of the terms, conditions and restrictions which were applicable to the Award and the Shares subject to the Award prior to such adjustment, unless otherwise determined in the sole discretion of the Committee.

SECTION 12. CORPORATE TRANSACTIONS.

Upon the occurrence of any of the following: any merger, combination, consolidation, or other reorganization in which the Company does not survive (or does not survive as a public company in respect of its Common Stock); any exchange of Common Stock or other securities of the Company in which the Company does not survive (or does not survive as a public company in respect of its Common Stock); a sale of all or substantially all the business, stock or assets of the Company; a dissolution of the Company; or any other event in which the Company does not survive (or does not survive as a public company in respect of its Common Stock); then the Committee may make provision for a cash payment in settlement of, or for the assumption, substitution or exchange of any or all outstanding Share-based Awards or the cash, securities or property deliverable to the holder of any or all outstanding Share-based Awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence, then, unless the Committee has made a provision for the substitution, assumption, exchange or other continuation or settlement of the Award or the Award would otherwise continue in accordance with its terms in the circumstances, each Award shall terminate upon the related event; provided that the holder of an Option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested Options and SARs in accordance with their terms before the termination of such Awards (except that in no case shall more than ten days’ notice of the impending termination be required).

The Committee may adopt such valuation methodologies for outstanding Awards as it deems reasonable in the event of a cash or property settlement and, in the case of Options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the Exercise Price of the Award.

In any of the events referred to in this Section 12, the Committee may take such action contemplated by this Section 12 prior to such event (as opposed to on the occurrence of such event) to the extent that the Committee deems the action necessary to permit the Participant to realize the benefits intended to be conveyed with respect to the underlying Shares.

Without limiting the generality of Section 3, any good faith determination by the Committee pursuant to its authority under this Section 12 shall be conclusive and binding on all persons.

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SECTION 13. LIMITATIONS ON RIGHTS.

(a)

Participant Rights. A Participant’s rights, if any, in respect of or in connection with any Award are derived solely from the discretionary decision of the Company to permit the individual to participate in the Plan and to benefit from a discretionary Award. By accepting an Award under the Plan, a Participant expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards. Any Award granted hereunder is not intended to be compensation of a continuing or recurring nature, or part of a Participant’s normal or expected compensation, and in no way represents any portion of a Participant’s salary, compensation, or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an Employee, Consultant or director of the Company, a Parent, or any Subsidiary. The Company and its Parent and Subsidiaries reserve the right to terminate the service of any person at any time, and for any reason, subject to applicable laws, the Company’s Articles of Incorporation and Bylaws and any applicable written employment agreement (if any), and such terminated person shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan or any outstanding Award that is forfeited and/or is terminated by its terms or to any future Award.

(b)

Shareholders’ Rights. Except as provided in Section 8(e), a Participant shall have no dividend rights, voting rights or other rights as a shareholder with respect to any Shares covered by his or her Award prior to the issuance of such Shares (as evidenced by an appropriate entry on the books of the Company or a duly authorized transfer agent of the Company). No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date when such Shares are issued, except as expressly provided in Sections 8(e), 9(e) and 11.

(c)

Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares or other securities under the Plan shall be subject to all Applicable Laws and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares or other securities pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares or other securities, to their registration, qualification or listing or to an exemption from registration, qualification or listing. The person acquiring any securities under the Plan will, if requested by the Company or one of its Subsidiaries, provide such assurances and representations to the Company or one of its Subsidiaries as the Committee may deem necessary or desirable to assure compliance with all applicable legal, tax, and accounting requirements.

SECTION 14. WITHHOLDING TAXES; SECTION 409A.

(a)

General. A Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with his or her Award. The Company shall have the right to deduct from any amount payable under the Plan, including delivery of Shares to be made pursuant to an Award granted under the Plan, all federal, state, city, local or foreign taxes of any kind required by law to be withheld with respect to such payment and the Company may take any such actions as may be necessary in the opinion of the Company to satisfy all obligations for the

Apple Inc. | 2016 Proxy Statement | A-17

payment of such taxes. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

(b)

Share Withholding. The Committee may (i) permit or require a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her, or (ii) permit a Participant to satisfy such obligations by Cashless Exercise or by surrendering all or a portion of any Shares that he or she previously acquired; provided that Shares withheld or previously owned Shares that are tendered shall not exceed the amount necessary to satisfy the Company’s tax withholding obligations at the minimum statutory withholding rates, including, but not limited to, U.S. federal and state income taxes, payroll taxes and foreign taxes, if applicable, unless the previously owned Shares have been held for a minimum duration (if any) determined satisfactory as established by the Committee in its sole and absolute discretion. Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the SEC. If any Shares are used to satisfy withholding taxes, such Shares shall be valued based on the Fair Market Value thereof on the date when the withholding for taxes is required to be made.

(c)

Section 409A. This Plan is intended to comply with the requirements of Code Section 409A or an exemption or exclusion therefrom and, with respect to amounts that are subject to Code Section 409A, it is intended that this Plan be administered in all respects in accordance with Code Section 409A. Each payment under any Award that constitutes nonqualified deferred compensation subject to Code Section 409A shall be treated as a separate payment for purposes of Code Section 409A. In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under any Award that constitutes nonqualified deferred compensation subject to Code Section 409A. Notwithstanding any other provision of this Plan or any Award Agreement to the contrary, if a Participant is a “specified employee” within the meaning of Code Section 409A (as determined in accordance with the methodology established by the Company), amounts in respect of an Award that constitute “nonqualified deferred compensation” within the meaning of Code Section 409A that would otherwise be payable by reason of a Participant’s Separation from Service during the six-month period immediately following such Separation from Service shall instead be paid or provided on the first business day following the date that is six months following the Participant’s Separation from Service. If the Participant dies following the Separation from Service and prior to the payment of any amounts delayed on account of Code Section 409A, such amounts shall be paid to the personal representative of the Participant’s estate within 30 days following the date of the Participant’s death.

SECTION 15. DURATION AND AMENDMENTS; MISCELLANEOUS.

(a)

Term of the Plan. The Board adopted this Plan on November 19, 2013 (the “Effective Date”). The Plan shall terminate on the day before the tenth anniversary of the Effective Date and may be terminated on any earlier date pursuant to this Section 15.

(b)

Amendment or Termination of the Plan. The Board may, at any time, terminate or, from time to time, amend, modify or suspend the Plan, in whole or in part. No awards may be granted during any period that the Board suspends the Plan. To the extent then required by Applicable Laws or required under Code Sections 162, 422 or 424 to preserve the intended tax consequences of the Plan, or deemed necessary or advisable by the Board, any amendment to the Plan shall be subject to shareholder approval.

Apple Inc. | 2016 Proxy Statement | A-18

(c)

Amendments to Awards. Without limiting any other express authority of the Committee under (but subject to) the express limits of the Plan, the Committee by agreement or resolution may waive conditions of or limitations on Awards to Participants that the Committee in the prior exercise of its discretion has imposed, without the consent of a Participant, and (subject to the requirements of Sections 3 and 15(d)) may make other changes to the terms and conditions of Awards. No amendment of an Award, however, shall constitute a Re-Pricing without shareholder approval or otherwise authorize any action that may only be taken at law or under the rules of the principal exchange upon which the Shares are listed to trade with the consent or approval of shareholders without obtaining or conditioning such action on the receipt of such consent or approval.

(d)

Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of the Plan or amendment of any outstanding Award Agreement shall, without written consent of the Participant, affect in any manner materially adverse to the Participant any rights or benefits of the Participant or obligations of the Company under any Award granted under the Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 11 shall not be deemed to constitute changes or amendments for purposes of this Section 15.

(e)	Governing Law. The Plan shall be governed by, and construed in accordance with the laws of the State of California (except its choice-of-law provisions) and applicable U.S. Federal Laws.

(f)	Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of the Plan shall continue in effect.

(g)

Section Headings. Captions and headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(h)

No Corporate Action Restriction. The existence of the Plan, the Award Agreements and the Awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize: (i) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Company or any Subsidiary, (ii) any merger, amalgamation, consolidation or change in the ownership of the Company or any Subsidiary, (iii) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Company or any Subsidiary, (iv) any dissolution or liquidation of the Company or any Subsidiary, (v) any sale or transfer of all or any part of the assets or business of the Company or any Subsidiary, (vi) the payment at the discretion of the Board or the Committee of any type or form of compensation that may be made at law and without contravention of any requirement of the principal exchange upon which the Shares are traded; or (vii) any other corporate act or proceeding by the Company or any Subsidiary. No Participant, beneficiary or any other person shall have any claim under any Award or Award Agreement against any member of the Board or the Committee, or the Company or any Employees, officers or agents of the Company or any Subsidiary, as a result of any such action.

(i)

Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Company. Awards may be granted under the Plan in substitution for or in connection with an assumption of employee, director and/or consultant stock options, stock appreciation rights, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Employees or Consultants in respect of the Company or one of its Subsidiaries in connection with a

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distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Company or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the granting entity. The Awards so granted may reflect the original terms of the related award being assumed or substituted for and need not comply with other specific terms of the Plan, with Common Stock substituted for the securities covered by the original award and with the number of Shares subject to such awards, as well as any exercise or purchase prices applicable to such awards, adjusted to account for differences in stock prices in connection with the transaction. Any shares that are delivered and any Awards that are granted by, or become obligations of, the Company, as a result of any such assumption or substitution in connection with any such transaction shall not be counted against the Share limit or other limits on the number of Shares available for issuance under the Plan, unless determined otherwise by the Company.

(j)

An Award granted under the Plan will be subject to any provisions of Applicable Laws providing for the recoupment or clawback of incentive compensation; the terms of any Company recoupment, clawback or similar policy in effect at the time of grant of the Award; and any recoupment, clawback or similar provisions that may be included in the applicable Award Agreement.

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DIRECTIONS TO THE 2016 ANNUAL MEETING OF SHAREHOLDERS

Take Interstate 280 (south from San Francisco, north from San Jose)

Exit at De Anza Boulevard

Turn south onto De Anza Boulevard toward Cupertino

Turn left onto Mariani Avenue

Continue on Mariani, which leads into the Apple parking lot

Proceed to Building 3 for meeting
registration

Attendance at the Annual Meeting is limited to shareholders. Admission to the Annual Meeting will be on a first-come, first-served basis. In the interest of saving time and money, Apple has opted to provide the Annual Report on Form 10-K for the year ended September 26, 2015 in lieu of producing a glossy annual report.

Apple Inc. IMPORTANT ANNUAL MEETING INFORMATION 000004 ENDORSEMENT_LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on February 26, 2016. Vote by Internet Log on to the Internet and go to www.investorvote.com/AAPL Follow the steps outlined on the secured website. Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Follow the instructions provided by the recorded message. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Apple Inc. Annual Shareholder Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the listed nominees and FOR Proposals 2, 3 and 4. 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain
01 - JAMES BELL 02 - TIM COOK 03 - AL GORE 04 - BOB IGER 05 - ANDREA JUNG 06 - ART LEVINSON 07 - RON SUGAR 08 - SUE WAGNER For Against Abstain For Against Abstain 2. Ratification of the appointment of Ernst & Young LLP as
3. An advisory resolution to approve executive compensation Apple’s independent registered public accounting firm for 2016
4. Approval of the amended and restated Apple Inc. 2014 Employee Stock Plan B Shareholder Proposals — The Board of Directors recommends a vote AGAINST Proposals 5, 6, 7 and 8. For Against Abstain For Against Abstain
5. A shareholder proposal entitled “Net-Zero Greenhouse Gas Emissions by 2030” 6. A shareholder proposal regarding diversity among our senior management and board of directors 7. A shareholder proposal entitled “Human Rights Review – High Risk Regions” 8. A shareholder proposal entitled “Shareholder Proxy Access” IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1 UP X 2575841 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 028HFB

Apple Inc. 2016 Annual Meeting of Shareholders February 26, 2016 9:00 a.m. Pacific Time 1 Infinite Loop, Building 4 (Town Hall), Cupertino, California 95014 Upon arrival, please present your photo identification at the registration desk. Directions to the 2016 Annual Meeting of Shareholders Take Interstate 280 (south from San Francisco, north from San Jose) Exit at De Anza Boulevard Turn south onto De Anza Boulevard toward Cupertino Turn left onto Mariani Avenue Continue on Mariani, which leads into the Apple parking lot Proceed to Building 3 for meeting registration Attendance at the 2016 Annual Meeting of Shareholders is limited to shareholders. Admission to the meeting will be on a first-come, first-served basis. In the interest of saving time and money, Apple has opted to provide the Annual Report on Form 10-K for the year ended September 26, 2015, in lieu of producing a glossy annual report. I-280 Infinite loop Registration Building 3 De Anza Blvd. Mariani Ave. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF APPLE INC. FOR THE 2016 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON FEBRUARY 26, 2016 The undersigned shareholder of Apple Inc., a California corporation, hereby acknowledges receipt of the Notice of 2016 Annual Meeting of Shareholders and Proxy Statement with respect to the 2016 Annual Meeting of Shareholders of Apple Inc. to be held at 1 Infinite Loop, Building 4 (Town Hall), Cupertino, California 95014 on Friday, February 26, 2016 at 9:00 a.m. Pacific Time, and hereby appoints Luca Maestri and Bruce Sewell, and each of them, proxies and attorneys-in-fact, each with power of substitution and revocation, and each with all powers that the undersigned would possess if personally present, to vote the Apple Inc. common stock of the undersigned at such meeting and any postponement(s) or adjournment(s) of such meeting, as set forth on the reverse side, and in their discretion upon any other business that may properly come before the meeting (and any such postponement(s) or adjournment(s)).
THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSALS 2, 3 AND 4, AND AGAINST PROPOSALS 5, 6, 7 AND 8, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF. PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR VOTE BY TELEPHONE OR THE INTERNET. If you vote by telephone or the Internet, please DO NOT mail back this proxy card. THANK YOU FOR YOUR VOTE. C Non-Voting Items Change of Address — Please print new address below. I Consent
Until contrary notice to Apple Inc., I consent to access all future notices of annual meetings, proxy statements and annual reports issued by Apple Inc. over the Internet. D Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD.

January 6, 2016

VIA EDGAR

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	Apple Inc. Commission File No. 001-36743 Preliminary Proxy Statement

Ladies and Gentlemen:

Accompanying this letter for filing is a copy of the notice of annual meeting, definitive Proxy Statement, and form of proxy for the 2016 annual meeting of shareholders of Apple Inc. (“Apple”). In accordance with Rule 14a-3(d), Apple’s annual report on Form 10-K for the year ended September 26, 2015, as filed with the Commission on October 28, 2015, will also be made available to Apple’s shareholders with the proxy materials.

As described in the definitive Proxy Statement, Apple’s shareholders are being asked to approve the amended and restated Apple Inc. 2014 Employee Stock Plan (the “Plan”) at the annual meeting. In accordance with Instruction 3 to Item 10 of Schedule 14A, the Plan is included as Annex A to the Proxy Statement.

With respect to the information requested by Instruction 5 to Item 10 of Schedule 14A, the Plan does not request any increase in the maximum number of shares that may be issued or transferred pursuant to awards under the Plan.

We note that, in accordance with Rule 14(a)-6(a), Apple was not required to file preliminary proxy materials with the Commission because the matters to be acted on at the meeting are limited to (1) the election of directors, (2) the ratification of accountants, (3) a vote on an advisory resolution to approve executive compensation, (4) the approval of the Plan described above, which is a “plan” as defined in paragraph (a)(6)(ii) of Item 402 of Regulation S-K, and (5) shareholder proposals pursuant to Rule 14a-8.

Should you have questions regarding the foregoing or require additional information, please contact me at 408-974-6931 or glevoff@apple.com.

Very truly yours,

/s/ Gene D. Levoff

Gene D. Levoff

Associate General Counsel, Corporate Law

Apple 1 Infinite Loop Cupertino, CA 95014 T 408 996-1010 F 408 996-0275 www.apple.com